Exhibit 2.1
EXECUTION COPY
Agreement and Plan of Merger
among
Walgreen co.,
Bison Acquisition Sub. Inc.
and
option care, inc.
Dated as of July 2, 2007

i

Table of Defined Terms

Terms	Section

Acceptance Date	1.1(d)
Acceptance Time	1.1(g)(i)
Acquisition Proposal	6.1(f)
Acquisition Sub	Preamble
Affiliate	3.2(c)
Affiliate Transaction	3.11(c)
Agreement	Preamble
Alternative Acquisition Agreement	6.1(a)(iv)
Antitrust Authorities	6.4(b)(iv)
Antitrust Laws	6.4(b)(i)
Antitrust Order	6.4(b)(ii)
Applicable Laws	3.21(a)
Arrangements	3.14(j)
Bankruptcy and Equity Exception	3.4(a)
Business Day	1.2(b)
Buyer	Preamble
Buyer Designees	1.1(g)(i)
Buyer Employee Plan	6.8(a)
Buyer Material Adverse Effect	4.1
Buyer SEC Reports	4.4
Cancelled Shares	2.1(b)
Certificate	2.2(b)
Certificate of Merger	1.2(a)
Change of Recommendation	6.1(b)(x)
Closing	1.2(b)
Closing Date	1.2(b)
Code	1.1(e)
Company	Preamble
Company Balance Sheet	3.5(b)
Company Board	Recitals
Company Common Stock	Recitals
Company Disclosure Letter	ARTICLE III
Company Employee Plans	3.14(a)
Company ESPP	2.3(d)
Company Intellectual Property	3.10(b)(i)
Company Leases	3.9(b)
Company Material Adverse Effect	3.1
Company Material Contract	3.11(a)
Company Meeting	3.4(d)
Company Payment Programs	3.21(c)
Company Permits	3.16
Company Preferred Stock	3.2(a)
Company SEC Reports	3.5(a)

Terms	Section

Company Stock Options	2.3(a)
Company Stock Plan	2.3(c)
Company Stockholders Meeting	6.2(a)
Company Voting Proposal	3.4(a)
Confidentiality Agreement	5.2
Continuing Director	1.1(g)(ii)(D)
Continuing Employees	6.8(a)
Contracts	3.11(a)
Convertible Senior Notes	3.2(c)
Covered Securityholders	3.14(j)
Current D&O Insurance	6.6(c)
DGCL	Recitals
Dissenting Shares	2.4(a)
DOJ	6.4(b)(i)
Effective Time	1.2(a)
Employee Benefit Plan	3.14(a)(i)
Employment Agreement	3.14(a)(iv)
Environmental Law	3.13(b)
ERISA	3.14(a)(ii)
ERISA Affiliate	3.14(a)(iii)
Exchange Act	1.1(a)
Exchange Fund	2.2(a)
Expenses	8.3(c)
Expiration Date	1.1(b)
Final Offering Period	2.3(d)
Franchise Agreement	3.25(a)
FTC	6.4(b)(i)
GAAP	3.5(b)(ii)
Governmental Entity	3.4(c)
Governmental Programs	3.21(a)
Hazardous Substance	3.13(c)
HSR Act	3.4(c)
Indemnified Parties	6.6(a)
Intellectual Property	3.10(a)
Interim Period	5.1
IRS	3.8(b)
Knowledge	9.15
Law	3.4(b)
Leased Real Property	3.9(b)
Letter of Transmittal	1.1(c)
Lien	3.4(b)
Lien Instrument	3.4(b)
Material Employment Agreement	3.14(a)(v)
Material Leases	3.9(b)
Material Supplier	3.23
Maximum Premium	6.6(c)

v

Terms	Section

Merger	Recitals
Merger Consideration	2.1(c)
Minimum Condition	Annex I
Notice Period	6.1(b)(i)
Offer	Recitals
Offer Consideration	1.1(a)
Offer Documents	1.1(c)
Offer to Purchase	Article I
One Step Merger	6.12
Ordinary Course of Business	3.7
Outside Date	8.1(b)
Paying Agent	2.2(a)
Person	2.2(b)
Private Programs	3.21(c)
Proxy Statement	3.5(c)
Qualifying Transaction	8.3(b)
Recommendation	1.1(f)(i)(3)
Reporting Tail Endorsement	6.6(c)
Representatives	6.1(a)
Required Company Stockholder Vote	3.4(d)
Sarbanes-Oxley Act	3.5(a)(i)
Schedule 14D-9	1.1(f)(ii)
Schedule TO	1.1(c)
SEC	1.1(b)(ii)
Second Request	6.4(b)(i)
Securities Act	3.2(c)
Shares	Recitals
Significant Required Governmental Approval	Annex I(2)
Specified Time	6.1(a)
Subsidiary	3.3(a)
Superior Proposal	6.1(f)
Support Agreements	Recitals
Surviving Corporation	1.2(a)
Surviving Corporation Stock	2.1(a)
Takeover Laws	1.1(f)(i)(5)
Tax	3.8(a)(y)
Tax Returns	3.8(a)(z)
Taxes	3.8(a)(y)
Termination Fee	8.3(b)
Territorial Rights	3.25(c)
Third-Party Intellectual Property	3.10(b)
Transaction Alteration Notice	6.12
UBS	3.19

Agreement and Plan of Merger
     This Agreement and Plan of Merger (this “Agreement”) is dated as of July 2, 2007, among Walgreen Co., an Illinois corporation (the “Buyer”), Bison Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Buyer (“Acquisition Sub”), and Option Care, Inc., a Delaware corporation (the “Company”).
Recitals
     WHEREAS, the respective Boards of Directors of the Buyer, the Acquisition Sub and the Company have unanimously approved the acquisition of the Company on the terms and subject to the conditions set forth in this Agreement.
     WHEREAS, in furtherance of such acquisition, the Acquisition Sub will make a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share of the Company (the “Company Common Stock” or the “Shares”), at a price of $19.50 per Share, net to the sellers in cash, without interest thereon, on the terms and subject to the conditions set forth in this Agreement.
     WHEREAS, to effectuate the acquisition of the Company, following consummation of the Offer, on the terms and subject to the conditions set forth in this Agreement, the Acquisition Sub will be merged with and into the Company, with the Company continuing as the surviving corporation in such merger (the “Merger”).
     WHEREAS, the current Board of Directors of the Company as of the date hereof (the “Company Board”) has (i) determined that the Offer, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interest of, the Company and its stockholders; (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”); (iii) declared the advisability of this Agreement; and (iv) resolved to recommend that the holders of the Shares tender their Shares in the Offer and adopt this Agreement.
     WHEREAS, simultaneously with the execution of this Agreement and in furtherance of the transactions contemplated hereby, certain stockholders of the Company are entering into support agreements (the “Support Agreements”) with the Buyer and the Acquisition Sub providing that such stockholders shall, among other things, tender their Shares in the Offer and otherwise support the Offer, the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth in the Support Agreements.
     WHEREAS, Buyer, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and to prescribe certain conditions to the Offer and the Merger.
     NOW THEREFORE, in consideration of the premises, and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Buyer, the Acquisition Sub and the Company agree as follows:
ARTICLE I
THE OFFER AND THE MERGER
     1.1 The Offer.
          (a) Commencement of the Offer; Acceptance of Shares. On the terms and subject to the conditions set forth in this Agreement, as soon as practicable (and in any event within ten (10) Business Days) after the date of this Agreement, the Buyer shall cause the Acquisition Sub to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (and including the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer to purchase any and all outstanding Shares at a price of $19.50 per Share, net to the sellers in cash, without interest thereon (the “Offer Consideration”). On the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, the Acquisition Sub shall (and the Buyer shall cause the Acquisition Sub to) (i) accept for payment, at the earliest date permitted under applicable Law following the satisfaction or waiver of the conditions in Annex I, all Shares validly tendered and not properly withdrawn pursuant to the Offer and (ii) pay for all such Shares promptly after acceptance. The obligation of the Buyer and the Acquisition Sub to accept for payment and pay for Shares validly tendered in the Offer and not properly withdrawn shall be subject only to the conditions set forth in Annex I and to no other conditions.
          (b) Expiration Date; Extensions and Amendments; Subsequent Offering Period. The initial expiration date of the Offer shall be the twentieth (20th) Business Day after commencement of the Offer (determined in accordance with Rule 14d-1(g)(3) under the Exchange Act) (such date, or such subsequent date to which the expiration of the Offer is extended pursuant to and in accordance with the terms of this Agreement, the “Expiration Date”). Without the prior written consent of the Company, the Buyer and the Acquisition Sub shall not:
          (i) change the form of consideration payable in the Offer, decrease the Offer Consideration or decrease the number of Shares sought to be acquired pursuant to the Offer;
          (ii) extend or otherwise change the Expiration Date except (A) as required by applicable Law (including for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the “SEC”) or the staff thereof), (B) that if, immediately prior to the scheduled Expiration Date (as it may be extended), any condition to the Offer has not been satisfied or waived, the Buyer and the Acquisition Sub shall extend the Expiration Date for one or more periods (each in the reasonable judgment of the Buyer for the minimum period of time reasonably expected by the Buyer to be required to satisfy such conditions but in any event not in excess of twenty (20) Business Days each) but in no event beyond the

Outside Date, or (C) in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the SEC;
          (iii) waive the Minimum Condition;
          (iv) amend or modify any term or condition of the Offer in any manner adverse to (or adversely affecting) holders of Shares; or
          (v) impose any condition to the Offer not set forth in Annex I.
Notwithstanding the foregoing, the Buyer and the Acquisition Sub may, without the consent of the Company, and shall, if requested by the Company, elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 of the Exchange Act following their acceptance for payment of Shares in the Offer.
          (c) Schedule TO and Offer Documents. On the date of commencement of the Offer, the Buyer and the Acquisition Sub shall file with the SEC a tender offer statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO shall contain an offer to purchase (the “Offer to Purchase”), a form of the related letter of transmittal (the “Letter of Transmittal”), and ancillary documents and instruments pursuant to which the Offer will be made (collectively, together with any supplements or amendments thereto, the “Offer Documents”). The Buyer and the Acquisition Sub agree that the Offer Documents shall comply in all material respects with the requirements of applicable U.S. federal securities laws and, on the date first filed with the SEC and on the date first published, sent or given to the Company’s stockholders, and on the Acceptance Date (as hereinafter defined) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant, agreement, representation or warranty is made by the Buyer or the Acquisition Sub with respect to information supplied by the Company or any of its stockholders for inclusion or incorporation by reference in the Offer Documents. The Buyer and the Acquisition Sub shall cause the Offer Documents to be disseminated to holders of Shares, as and to the extent required by applicable U.S. federal securities laws. Each of the Buyer, the Acquisition Sub and the Company shall promptly correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and the Buyer and the Acquisition Sub shall take all steps necessary to amend or supplement the Schedule TO and, as applicable, the Offer Documents and to cause the Schedule TO as so amended and supplemented to be filed with the SEC and the Offer Documents as so amended and supplemented to be disseminated to holders of Shares, in each case as and to the extent required by applicable U.S. federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents and any amendments thereto prior to the filing thereof with the SEC or dissemination to the stockholders of the Company, and the Buyer and the Acquisition Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. The Buyer and the Acquisition Sub shall (i) provide the Company and its counsel with a copy of any written comments or telephonic notification of any oral comments the Buyer, the Acquisition Sub or their counsel may receive from the SEC or its staff with respect to the

Offer promptly after the receipt thereof, (ii) consult in good faith with the Company and its counsel prior to responding to any such comments, and (iii) provide the Company and its counsel with a copy of any written responses thereto and telephonic notification of any oral responses thereto of the Buyer or the Acquisition Sub or their counsel.
          (d) Provisions of Funds by the Buyer. Subject solely to the satisfaction or waiver of the conditions set forth in Annex I, the Acquisition Sub shall, and the Buyer shall cause the Acquisition Sub to, as soon as possible after the expiration of the Offer, accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer (the date of acceptance for payment, the “Acceptance Date”). The Buyer shall provide or cause to be provided to the Acquisition Sub on a timely basis the funds necessary to purchase any and all Shares that the Acquisition Sub becomes obligated to purchase pursuant to the Offer.
          (e) Tax Withholding. The Acquisition Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer any such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law.
          (f) Company Actions.
               (i) Approval and Consent. The Company Board, at a meeting duly called and held, has unanimously adopted resolutions: (A) determining that the terms of the Offer, the Merger and the other transactions contemplated by this Agreement are fair and in the best interests of the Company and its stockholders, and declaring it advisable, to enter into this Agreement; (B) approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger; (C) recommending that the stockholders of the Company tender their Shares in the Offer or otherwise approve the adoption of this Agreement (the “Recommendation”); (D) rendering the limitations on business combinations contained in Section 203 of the DGCL inapplicable to the Offer, this Agreement and the transactions contemplated hereby; and (E) electing that the Offer and the Merger, to the extent of the Company Board’s power and authority and to the extent permitted by Law, not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price,” or other form of anti-takeover laws and regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement or any of the transactions contemplated hereby.
               (ii) Schedule 14D-9. As soon as practicable on the date that the Schedule TO is filed with the SEC, and subject to the remainder of this sub-section (ii), the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments and supplements thereto, the “Schedule 14D-9”) and disseminate the Schedule 14D-9, to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable laws, to the stockholders of the Company. Except as permitted by Section 6.1, the Offer Documents and the Schedule 14D-9 shall contain the Recommendation, and the Company hereby consents to the inclusion of the Recommendation in the Offer Documents. The Company agrees that the Schedule 14D-9 shall comply in all material respects with the requirements of applicable U.S. federal securities laws and on the date first filed with the SEC and on the date first published, sent or given to the Company’s stockholders, and on the Acceptance Date, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant, agreement, representation or warranty is made by the Company with respect to information supplied by the Buyer or the Acquisition Sub for inclusion or incorporation by reference in the Schedule 14D-9. Each of the Company, the Buyer and the Acquisition Sub each shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable U.S. federal securities laws. The Buyer and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC or dissemination to stockholders of the Company and the Company shall give reasonable and good faith consideration to any comments made by the Buyer and the Acquisition Sub and their counsel. The Company shall provide the Buyer and its counsel with a copy of any written comments or telephonic notification of any oral comments the Company or its counsel may receive from the SEC or its staff with respect to the Offer promptly after the receipt thereof, and shall consult in good faith with the Buyer and its counsel prior to responding to any such comments, and shall provide the Buyer and its counsel with a copy of any written responses thereto and telephonic notification of any oral responses thereto of the Company or its counsel.
          (iii) Provision of Information for Offer Documents. Promptly following the date of this Agreement, the Company shall supply to the Buyer and the Acquisition Sub, in writing, for inclusion in the Offer Documents, all information concerning the Company, and the Buyer and the Acquisition Sub shall supply to the Company, in writing, for inclusion in the Schedule 14D-9, all information concerning the Buyer and the Acquisition Sub, in each case, required under applicable U.S. federal securities laws to be included in the Offer Documents or the Schedule 14D-9 that may reasonably be requested by the Buyer and the Acquisition Sub or the Company, as applicable, in connection with the preparation of the Offer Documents or the Schedule 14D-9, as applicable.
          (iv) Stockholder Lists. In connection with the Offer and the Merger, the Company shall as soon as reasonably practicable furnish the Acquisition Sub or its designated agent with mailing labels, security position listings, any available non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the Shares as of the most recent practicable date, and shall furnish to the Acquisition Sub such information and assistance (including updated lists and information) as the Acquisition Sub may reasonably request for the purpose of communicating the Offer to the Company’s stockholders. Subject to the requirements of applicable laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, the Buyer and the Acquisition Sub shall, until consummation of the Offer, hold in confidence the information contained in any of such labels and lists, and shall use such information only in connection with the communication of the Offer to the

Company’s stockholders and the dissemination to the Company’s stockholders of any proxy or information statement relating to the Merger and the other transactions contemplated by this Agreement. If this Agreement shall be terminated in accordance with Article VIII, the Buyer and the Acquisition Sub shall, upon request, deliver to the Company all copies of such information then in their possession or under their control.
          (g) Directors.
               (i) Election of Buyer Designees. From and after the time the Acquisition Sub accepts Shares tendered pursuant to the Offer (the “Acceptance Time”), the Buyer shall be entitled to designate such number of members of the Company Board (the “Buyer Designees”), rounded up to the nearest whole number, as will give the Buyer representation on the Company Board equal to the product of the total number of members of the Company Board (after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the number of Shares beneficially owned by the Buyer or the Acquisition Sub at such time (including Shares so accepted for payment) bears to the total number of Shares then outstanding; provided, that in no event shall Buyer have the right to designate any member of the Company Board unless and until Buyer has accepted for payment Shares tendered pursuant to the Offer representing a majority of the total outstanding voting power of the Company on a fully diluted basis (and therefore, at such time as the Buyer has the right to designate any Buyer Designees, the Buyer shall have the right to designate no less than a majority of the members of the Company Board). Subject to applicable Law, the Company shall take all actions necessary, including by increasing the size of the Company Board or securing the resignations of such number of the Company’s incumbent directors, or both, to enable the Buyer Designees to be so elected or appointed to the Company Board and to cause the Buyer Designees to be so elected or appointed.
               (ii) Continuing Directors. At all times prior to the Effective Time (as defined in Section 1.2), the Company Board shall always have at least two Continuing Directors (as defined below). Subject to applicable Law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.1(g)(ii) and shall include in the Schedule 14D-9 mailed to stockholders such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.1(g)(ii). The Buyer will supply the Company any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Following the election or appointment of the Buyer Designees to the Company Board pursuant to this section, and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize: (A) any amendment to or termination of this Agreement on behalf of the Company; (B) any extension of time for the performance of any of the obligations or other acts of the Buyer or the Acquisition Sub; (C) any waiver of compliance with any covenant or obligation of the Buyer or the Acquisition Sub or any condition to any obligation of the Company or any waiver of any right of the Company under this Agreement; and (D) any other action by the Company in connection with this Agreement or the transactions contemplated hereby required to be taken by the Company Board. “Continuing Director” shall mean (1) any member of the Company Board, while such person is a member of the Company Board, who is not an Affiliate, representative or designee of the Buyer or the Acquisition Sub and who was a member of the Company Board prior to the date of the Agreement, and (2) any successor of a Continuing Director while such successor is a member of the Company Board, who is not an Affiliate, representative or designee of the Buyer or the Acquisition Sub and was recommended or elected to succeed such Continuing Director by a majority of Continuing Directors.
     1.2 The Merger.
          (a) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, the Acquisition Sub shall be merged with and into the Company, and the separate corporate existence of the Acquisition Sub shall thereupon cease. The Company will be the surviving corporation in the Merger and continue its existence as a wholly owned subsidiary of the Buyer (the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”). On the terms and subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger in a form jointly prepared by the Buyer and the Company prior to the Closing (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL (or to the extent provided in Section 2.5, Section 253 of the DGCL). The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of Delaware or at such later date or time as may be agreed by the Buyer and the Company and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”). The Merger shall have the effects set forth in Section 259 of the DGCL.
          (b) Closing of the Merger. The closing of the Merger (the “Closing”) shall take place at 12 noon, Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, NY, unless another date, place or time is agreed to in writing by the Buyer and the Company. “Business Day” shall be any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, New York are permitted or required by Law to remain closed. At the Closing, each party shall deliver the agreements, certificates, opinions and instruments required by the terms of this Agreement to be delivered by it, and the Company shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL to effect the Merger.
          (c) Certificate of Incorporation and By-Laws. At the Effective Time (a) the certificate of incorporation of the Company as in effect on the date of this Agreement shall be amended in its entirety to read as set forth on Exhibit A, until further amended in accordance with the DGCL. In addition, subject to Section 6.6(b), the Buyer shall cause the bylaws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the bylaws of the Acquisition Sub as in effect immediately prior to the Effective Time, except that all references to the name of the Acquisition Sub therein shall be changed to refer to the name of the Company, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation, until further amended in accordance with the DGCL.
          (d) Directors of the Surviving Corporation. The directors of the Acquisition Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
          (e) Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until their earlier death, resignation or removal.
ARTICLE II
CONVERSION OF SECURITIES
     2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Acquisition Sub:
     (a) Capital Stock of the Acquisition Sub. Each share of the common stock of the Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation (“Surviving Corporation Stock”).
     (b) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by the Buyer or the Acquisition Sub immediately prior to the Effective Time (other than Shares held on behalf of third parties) (“Cancelled Shares”) shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock held by any wholly owned Subsidiary of the Company or any wholly owned Subsidiary of the Buyer (other than the Acquisition Sub) immediately prior to the Effective Time shall be converted into such number of fully paid and nonassessable shares (or fractions thereof) of Surviving Corporation Stock that preserves the relative ownership interest represented by such share of Company Common Stock immediately prior to the Merger.
     (c) Merger Consideration for Company Common Stock. Subject to Section 2.2, each share of Company Common Stock (other than shares to be cancelled or to be converted into Surviving Corporation Stock in accordance with Section 2.1(b) and Dissenting Shares (as defined in Section 2.4(a) below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $19.50 in cash per share or such greater amount as may have been paid to any holder of Shares pursuant to the Offer (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest.
     (d) Adjustments to Merger Consideration. The Merger Consideration shall be equitably adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.
     2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:
     (a) Exchange Agent. At or prior to the Effective Time, the Buyer shall deposit with a bank or trust company reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Paying Agent in accordance with this Section 2.2, cash in an amount sufficient to make payment of the Merger Consideration in exchange for all of the outstanding shares of Company Common Stock that are converted pursuant to Section 2.1(c) (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Paying Agent as directed by the Buyer; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available).
     (b) Exchange Procedures. Promptly (and in any event within five (5) Business Days) after the Effective Time, the Buyer shall cause the Paying Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of such Certificate or Certificates. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a Person (as defined in this Section 2.2(b)) other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2. As used in this Agreement, “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.
     (c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the             shares of Company Common Stock formerly represented by such Certificates, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.
     (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one (1) year after the Effective Time shall be delivered to the Buyer or the Surviving Corporation, as directed by the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall be entitled to receive only from the Buyer payment of its claim for Merger Consideration, without interest.
     (e) No Liability. To the extent permitted by applicable Law, none of the Buyer, the Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
     (f) Withholding Rights. Each of the Buyer, the Acquisition Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Stock Options or any rights under a Company Stock Plan such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, the Buyer or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by the Buyer, the Surviving Corporation or the Paying Agent, as the case may be, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Stock Options or rights under a Company Stock Plan in respect of which such deduction and withholding was made.
     (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented thereby pursuant to this Agreement.
     (h) Expenses. The Buyer or the Acquisition Sub shall bear and pay all charges and expenses, including those of the Paying Agent, incurred in connection with the payment for the shares of Company Common Stock.
     2.3 Company Stock Plans.
          (a) Cash-Out of Company Stock Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (“Company Stock Options”) whether or not then vested or exercisable, shall without any action on the part of the Company or the holder of such option, automatically be cancelled and exchanged for a cash payment by the Buyer, the Acquisition Sub or the Surviving Corporation (which shall be made promptly after the Effective Time) in an amount equal to (i) the excess, if any, of (x) the Merger Consideration per share of Company Common Stock over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Stock Option is exercisable immediately prior to the Effective Time.
          (b) No Continuing Interest. The parties agree that, following the Effective Time, no holder of a Company Stock Option or any participant in any Company Stock Plan or other Company Employee Plan or employee benefit arrangement of the Company or under any Employment Agreement shall have any right thereunder to acquire any equity interest (including any “phantom” stock or stock appreciation rights) in the Company, any Subsidiary of the Company or the Surviving Corporation.
          (c) Action by the Company. With respect to each stock plan or other equity-related or equity-based plan of the Company or a Subsidiary, including, without limitation, any plan or arrangement which provides for Company Stock Options, restricted stock, restricted stock units, phantom stock, stock appreciation rights or stock purchase rights (each, a “Company Stock Plan”), as soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to adjust the terms of the Company Stock Plans to permit the foregoing.
          (d) Termination of Company ESPP. The Company (i) modified the Option Care, Inc. 2001 Employee Stock Purchase Plan, as amended (the “Company ESPP”), so that the offering period beginning January 1, 2007 and scheduled to end December 31, 2007 shall instead end June 30, 2007 (the “Final Offering Period”), contingent upon consummation of the Merger, and Shares will be purchased under the Company ESPP with respect to such Final Offering Period based on contributions made by participants through June 30, 2007, and (ii) amended the Company ESPP to terminate such plan, in accordance with its terms, immediately prior to the Effective Time.

     2.4 Dissenting Shares.
          (a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares or Shares to be converted into Surviving Corporation Stock in accordance with Section 2.1(b)) that are held by a holder who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares of Company Common Stock in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to receive payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL unless and until such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL.
          (b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificate formerly representing such shares.
          (c) The Company shall give the Buyer: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relate to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment or settlement offer.
     2.5 Short-Form Merger. Notwithstanding anything to the contrary contained in this Agreement, if, at any time after the purchase of Shares pursuant to the Offer by the Buyer or the Acquisition Sub, the Shares beneficially owned by the Buyer or the Acquisition Sub, together with any Shares beneficially owned by the Buyer’s other Affiliates, shall collectively represent at least ninety percent (90%) of the outstanding Shares, then the Buyer and the Acquisition Sub shall take all actions necessary and appropriate to cause the Merger to become effective as soon as practicable without a meeting of the Company’s stockholders in accordance with Section 253 of the DGCL.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to the Buyer and Acquisition Sub that the statements contained in this Article III are true and correct, except (a) as disclosed in the

Company SEC Reports filed after January 1, 2006 and prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section thereof, or in any section relating to forward-looking statements, and any other disclosures included therein, in each case, to the extent that they are cautionary, predictive or forward looking in nature, and excluding any generic disclosures) or (b) as set forth herein or in the disclosure letter delivered by the Company to the Buyer and Acquisition Sub in connection with the execution of this Agreement and dated as of the date hereof (the “Company Disclosure Letter”).
     3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any fact, change, event, circumstance, effect or development that has or would be reasonably likely to have a material adverse effect on (i) the business, financial condition, assets, liabilities, or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that none of the following, and no fact, change, event, circumstance, effect, or development resulting or arising from any of the following, shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:
     (a) economic factors generally affecting the national, regional or world economy;
     (b) factors generally affecting the industries or markets in which either the Company or any of its Subsidiaries operates;
     (c) any change in Law;
     (d) any change in generally accepted accounting principles or the interpretation thereof;
     (e) any action taken pursuant to or in accordance with this Agreement (including Section 6.4) or at the request of the Buyer;
     (f) any fees or expenses incurred in connection with the negotiations leading to, or the transactions contemplated by, this Agreement, to the extent identified to the Buyer prior to the date hereof;
     (g) any failure by the Company to meet any projections during any period ending (or for which results are released) on or after the date hereof, provided that the underlying cause of such failure and its impact on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole may be considered in determining whether a Company Material Adverse Effect has occurred;
     (h) any stockholder litigation arising from or relating to the Offer or the Merger;
     (i) any decline in the price of the Company Common Stock, provided that the underlying cause of the decline in the price of the Company Common Stock and its impact on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole may be considered in determining whether a Company Material Adverse Effect has occurred;
     (j) any act of war, terrorism or armed conflict; or
     (k) any required repurchase or conversion of the Convertible Senior Notes as a result of (i) the transaction contemplated hereunder, or (ii) the satisfaction of the trading price condition, in each case pursuant to the indenture governing the Convertible Senior Notes;
in the case of clauses (a), (b), (c), (d) or (j), to the extent not disproportionately impacting the Company relative to other industry participants.
     3.2 Capitalization.
          (a) The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 30,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company’s certificate of incorporation, a true and complete copy of which has been provided to Buyer. At the close of business on June 27, 2007, 34,577,307 shares of Company Common Stock were issued and outstanding and zero shares of Company Preferred Stock were issued and outstanding. No Subsidiary of the Company owns any shares of Company Common Stock.
          (b) Section 3.2(b) of the Company Disclosure Letter sets forth: (i) as of April 30, 2007, a true, complete and accurate list of all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Company Stock Plan, the number of shares of Company Common Stock subject to outstanding options under such Company Stock Plan and the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan and, as of the date hereof, with respect to the Company ESPP, the approximate number of shares that will be purchased with respect to the Final Offering Period under the Company ESPP; (ii) as of May 31, 2007, a true, complete and accurate list of all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the reported date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger. No Company Stock Options have been granted since May 31,

2007. The Company has made available to the Buyer complete and accurate copies of all forms of stock option agreements evidencing Company Stock Options. Each outstanding Company Stock Option was granted at fair market value determined in accordance with the terms of the applicable Company Stock Plan and applicable law.
          (c) Except (i) for the Company’s 2.25% convertible senior notes due 2024 (the “Convertible Senior Notes”), or (ii) as set forth in Section 3.2 and as reserved for future grants under Company Stock Plans as set forth in Section 3.2(b) of the Company Disclosure Letter, as of the date of this Agreement, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding restricted stock subject to vesting or other lapse restrictions, stock appreciation rights, phantom stock, restricted stock units, other equity-related or equity based compensation, performance based rights or similar rights or obligations other than Company Stock Options or stock purchase rights pursuant to the Company ESPP. Neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For all purposes of this Agreement, except for Section 4.6, the term “Affiliate” when used with respect to any Person means any other Person who is an “affiliate” of that first Person within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as set forth as set forth in Section 3.2(c) of the Company Disclosure Letter there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or any of them is bound with respect to any equity security of any class of the Company.
          (d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s certificate of incorporation or bylaws or any agreement to which the Company is a party or is otherwise bound.
          (e) Except as described in Section 3.2(e) of the Company Disclosure Letter, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to the Company or any Subsidiary of the Company.
     3.3 Subsidiaries.
          (a) Section 3.3(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, complete and accurate list of all of the Company’s Subsidiaries and for each Subsidiary of the Company: (i) its name and form of organization; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) fifty percent (50%) or more of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive fifty percent (50%) or more of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.
          (b) Each Subsidiary of the Company is a business entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its organization, has all requisite company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation or other business entity (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, as would not reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and, except as described in Section 3.3(b) of the Company Disclosure Letter, all such shares are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances. Except as described in Section 3.3(b) of the Company Disclosure Letter, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock or equity of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. To the Company’s Knowledge there are no voting trusts, proxies or other agreements or understandings with respect to the Company’s voting of any capital stock of any Subsidiary of the Company.
          (c) The Company has made available to the Buyer complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary.
          (d) Except as described in Section 3.3(d) of the Company Disclosure Letter, the Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company, other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than five percent (5%) of the outstanding capital stock of such company.
     3.4 Authority; No Conflict; Required Filings and Consents.
          (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement (the “Company Voting Proposal”) by the Required Company Stockholder Vote, to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company Board, at a meeting duly called and held, (i) determined that the Offer, the Merger and the other transactions contemplated by this Agreement are fair and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger and declared its advisability in accordance with the provisions of the DGCL, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption if required by the DGCL and resolved to make the Recommendation, and (iv) adopted a resolution rendering the limitations on business combinations contained in Section 203 of the DGCL inapplicable to the Offer, this Agreement and the other transactions contemplated hereby and electing that the Offer and the Merger, to the extent of the Company Board’s power and authority and to the extent permitted by Law, not be subject to any Takeover Laws that may purport to be applicable to this Agreement or any of the transactions contemplated hereby. Assuming the accuracy of the representations and warranties of Buyer and Acquisition Sub in Section 4.6, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Required Company Stockholder Vote. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
          (b) Except as set forth on Section 3.4(b) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement do not and shall not, (i) contravene or conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of the Company or of the charter, bylaws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, recapture, cancellation or acceleration of any obligation or loss of a material benefit, require a consent or waiver under or require the payment of a penalty under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, Material Lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries, or result in the creation of any mortgage, deeds of trust, lien (statutory or other), pledge, security interest, claim, covenant, condition, declaration, restriction, option, rights of first offer or refusal, charge, easement, rights-of-way, encroachment, third party right or other encumbrance or title defect of any kind or nature (each, a “Lien,” and each document, agreement or instrument forming the basis of, creating or imposing any Lien, a “Lien Instrument”) upon any of the properties or assets of the Company or any of its Subsidiaries, or (iii) subject to obtaining the Required Company Stockholder Vote and compliance with the requirements specified in Section 3.4(c), conflict with or violate any Law applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such violations, defaults, terminations, recaptures, cancellations, acceleration, losses, Liens, or conflicts and for any consents or waivers not obtained, that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. “Law” means any statute, law, ordinance, rule, regulation, order, writ, judgment, decree, agency requirement, stipulation, determination, award or requirement of a Governmental Entity.
          (c) Except as described in Section 3.4(c) of the Company Disclosure Letter, no consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal, body or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder (the “HSR Act”), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings the absence of which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
          (d) The affirmative vote for adoption of the Company Voting Proposal by the holders of at least a majority of the outstanding shares of Company Common Stock on the record date for the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

     3.5 SEC Filings; Financial Statements; Information Provided.
          (a) Except as described in Section 3.5(a) of the Company Disclosure Letter, the Company has timely filed all registration statements, forms, reports and other documents required to be filed or furnished by the Company with the SEC since January 1, 2004 (the forms, reports and other documents required to be filed or furnished by the Company with the SEC since January 1, 2004 and those filed with the SEC subsequent to the date of this Agreement, if any, including any amendments thereto filed prior to the date hereof the “Company SEC Reports”). As of their respective dates, the Company SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), in each case, as applicable to such Company SEC Reports, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. The Company has made available to the Buyer true, correct and complete copies of all material written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. To the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.
          (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments as indicated in the notes thereto. The consolidated unaudited balance sheet of the Company as of March 30, 2007 is referred to herein as the “Company Balance Sheet.”
          (c) The Schedule 14D-9 to be filed by the Company in connection with the Offer will comply in all material respects with the requirements of the Exchange Act. The Schedule 14D-9 and the information supplied by or on behalf of the Company for inclusion in the Schedule TO, on the respective dates they are filed with the Commission and on the date they are first published, sent or given to stockholders of the Company, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Company makes no representation or warranty concerning any information supplied by the Buyer or the Acquisition Sub for inclusion in the Schedule 14D-9. The proxy statement to be sent to the stockholders of the Company (the “Proxy Statement”) in connection with the Company Meeting shall not, at the relevant times, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform the Buyer of such fact or event and shall provide Company stockholders with such supplement.
          (d) The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are effective to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, and such assessment concluded that such controls were effective. The Company has disclosed, based on its most recent evaluations, to the Company’s outside auditors and the audit committee of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
     3.6 No Undisclosed Liabilities. Except as reflected or reserved against in the Company Balance Sheet, the Company and its Subsidiaries do not have any liabilities of any nature that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
     3.7 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, there has not been a Company Material Adverse Effect. Except as described in

Section 3.7 of the Company Disclosure Letter, from the date of the Company Balance Sheet until the date of this Agreement, (a) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (b) there has not been any action or event that would have required the consent of the Buyer under Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement. As used in this Agreement, the “Ordinary Course of Business” means the ordinary course of business consistent with past practice.
     3.8 Taxes.
          (a) Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries has timely filed all Tax Returns required to be filed; (ii) all such Tax Returns are true, correct and complete; (iii) the Company and each of its Subsidiaries has timely paid all Taxes of or attributable to the Company and its Subsidiaries that were due and payable; (iv) the Company has made adequate provision, in accordance with GAAP, in the consolidated financial statements included in the Company SEC Reports for the payment of all Taxes for which the Company or any of its Subsidiaries may be liable for the periods covered thereby; (v) there is no audit, investigation, claim or assessment in respect of Taxes pending or threatened in writing against the Company or any of its Subsidiaries; (vi) there are no Contracts in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable, and there is no currently effective “closing agreement” pursuant to Section 7121 of the Code (or any similar provision of foreign, state or local Law); (vii) no claim has been made within the last three years by any Governmental Entity in a jurisdiction where either the Company or any of its Subsidiaries has not filed income Tax returns that the Company or any Subsidiary is or may be subject to income taxation by that jurisdiction; (viii) the Company and each of its Subsidiaries has withheld from all payments to employees, independent contractors, creditors, shareholders and any other persons (and timely paid to the appropriate Governmental Entity) all amounts required to be withheld with respect to such payments in compliance with all Applicable Laws; and (ix) there are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries, other than Liens for Taxes not yet due and payable. For purposes of this Agreement, (y) “Taxes” means all taxes, charges, levies, fees, imposts, duties, and other assessments, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, worker’s compensation, unemployment insurance, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax (and “Tax” has a correlative meaning), and (z) “Tax Returns” means all reports, returns, declarations, statements or other information supplied or required to be supplied to a taxing authority in connection with Taxes, including information returns, documents with respect to or accompanying payments of estimated Taxes, and any amendments thereto.
          (b) The Company has made available to the Buyer correct and complete copies of all federal income Tax Returns and any associated examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since January 1, 2004. The federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service (the “IRS”) or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8(b) of the Company Disclosure Letter.
          (c) Neither the Company nor any of its Subsidiaries: (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be treated as an “excess parachute payment” under Section 280G of the Code, including in connection with the transactions contemplated hereby; (ii) joins or has joined in the filing of any affiliated, aggregate, consolidated, combined or unitary federal, state, local or foreign income Tax Return other than the federal income Tax Return for the consolidated group of which the Company is the common parent, except as set forth on Section 3.8(c) of the Company Disclosure Letter, (iii) has any actual or potential liability for any Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law in any jurisdiction), as a transferee or successor, by contract or otherwise, except as set forth on Section 3.8(c) of the Company Disclosure Letter, (iv) is a party to or bound by any Tax sharing agreement or Tax indemnity agreement, arrangement or practice, (v) has participated in a “listed transaction” (as defined in Treasury Regulation Section 1.6011-4), or (vi) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.
     3.9 Real Property.
          (a) None of the Company or any of its Subsidiaries owns any real property or has any options or rights or obligations to purchase, rights of first refusal, rights of first negotiation or rights of first offer to purchase, any real property.
          (b) Section 3.9(b) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all real property (collectively, “Leased Real Property”) leased, subleased or licensed by the Company or any of its Subsidiaries (as lessor, sublessor or licensor, or lessee, sublessee or licensee, as the case may be) (all leases, subleases and sublicenses (including all amendments, modifications and extensions relating thereto) pursuant to which the Company or its Subsidiaries (and all of its sublessees and licensees) occupies the Leased Real Property, collectively, “Company Leases”, and all Company Leases indicated as “Material Company Leases” on Section 3.9(b) of the Company Disclosure Letter (collectively “Material Leases”)). Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect: (i) each Company Lease is a valid and binding obligation of the Company or one its Subsidiaries and is in full force and effect, and the Company or one of its Subsidiaries has a valid leasehold title thereto, free and clear of any Lien or Lien Instrument (other than any Lien or Lien Instrument which has been incurred by the owner of the fee title or holder of a superior leasehold interest of or in the real property and which does not interfere with the use or operation of the property in the Business); and (ii) with respect to each Company Lease, the Company or one of its applicable Subsidiaries has performed each term, covenant and condition of each of the Company Leases that is to be performed by it. Neither the Company nor any Subsidiaries have received any written communication from, or given any written communication to, any other party to the Company

Lease or any lender, alleging that the Company or any of its Subsidiaries or such other party, as the case may be, is in default (or that an event has occurred or circumstances exist that may (with notice, a lapse of time or both) constitute or result in such a default), and no such default exists on the part of the Company or any of its Subsidiaries (nor, to their Knowledge, does any default exist on the part of any other party) or indicating that such party intends to cancel, terminate or exercise any option to accelerate or recapture (A) under or with respect to any Material Lease, and (B) under or with respect to any other Company Leases except where the existence of such defaults, individually or in the aggregate, under any such other Company Lease does not and would not reasonably be expected to have a Company Material Adverse Effect. With respect to all Material Leases, all buildings, improvements and fixtures and equipment located within, on or under the Leased Real Property and used in the Business (w) are in good operating condition and repair (ordinary wear and tear excepted); and (x) are in material compliance with zoning and other applicable land use regulations for their current uses. With respect to each Leased Real Property that is the subject of a Material Lease, each such property is fit for the continued use of such facilities in the manner appropriate for the purposes for which it is presently devoted. The Company has made available to the Buyer true, complete and accurate copies of all Company Leases, and, to the Knowledge of the Company, there are no material oral agreements, promises or understandings with respect to any Leased Real Property.
     3.10 Intellectual Property.
          (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries, taken as a whole, as currently conducted. For purposes of this Agreement, the term “Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.
          (b) Except as would not be reasonably expected to have a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company (the “Company Intellectual Property”), or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third-party Intellectual Property (the “Third-Party Intellectual Property”).
          (c) All patents and registrations for trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries and which are material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, are subsisting and, since the date that is one year prior to the date of this Agreement, have not expired or been cancelled.

          (d) Except as would not have, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened claims by any person alleging infringement, violation or misappropriation by the Company or any of its Subsidiaries for their use of the Intellectual Property of the Company or any of its Subsidiaries, (ii) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or misappropriate any Intellectual Property rights of any person, (iii) neither the Company nor any of its Subsidiaries has made any claim of a violation, infringement or misappropriation by others of its rights to or in connection with the Intellectual Property of the Company or any of its Subsidiaries and (iv) to the Knowledge of the Company, no person is infringing, violating or infringing any Intellectual Property of the Company or any of its Subsidiaries. Since January 1, 2004, neither the Company nor any of its Subsidiaries has received any written claim or notice alleging any such infringement, violation or misappropriation.
     3.11 Contracts.
          (a) The Company has made available to the Buyer a true, correct and complete copy of each Company Material Contract (including all amendments and modifications thereto) in effect on the date of this Agreement. As used in this Agreement, “Company Material Contract” means all agreements, contracts, commitments, licenses (or sublicenses), notes, bonds, mortgages, indentures, leases (or subleases) or other instruments or obligations, whether written or oral (“Contracts”) to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:
          (i) are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;
          (ii) with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement, relate to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Subsidiaries, taken as a whole;
          (iii) relate to Indebtedness and having an outstanding principal amount, individually or in the aggregate, in excess of $2,000,000;
          (iv) were entered into after December 31, 2006 or not yet consummated, and involve the acquisition from another person or disposition to another Person, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such Contract (or series of related Contracts), individually or in the aggregate, in excess of $2,000,000 (other than acquisitions or dispositions of inventory in the Ordinary Course of Business);
          (v) relate to an acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and, individually or in the aggregate, could reasonably be expected to result in payments in excess of $2,000,000;
          (vi) other than an acquisition subject to clause (v) above, obligate the Company to make any capital commitment or capital expenditure, other than acquisitions of inventory, (including pursuant to any joint venture), individually or in the aggregate, in excess of $3,000,000;
          (vii) are guaranties, indemnities, surety bonds, commitments, and other similar primary, direct or contingent financial obligations whereby the Company or its Subsidiaries may be liable or obligated for a debt or obligation of another (including without limitation all guaranties with respect to Company Leases);
          (viii) are license agreements that are material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries is a party and licenses in Intellectual Property or licenses out Intellectual Property owned by the Company or its Subsidiaries, other than license agreements for software that is generally commercially available;
          (ix) are standard forms of the Company’s or any Subsidiary of the Company’s franchise agreement currently in effect or that is a franchise agreement of the Company or any of its Subsidiaries and contains terms deviating in any material respect from the terms of such standard forms;
          (x) provide for aggregate commitments by the Company and/or its Subsidiaries of more than $2,000,000 over the remaining term of such contract; or
          (xi) relate to an Affiliate Transaction.
          (b) Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) or has failed to perform under any Company Material Contract, except for violations, defaults and failures to perform that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
          (c) Except for employment-related Contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed prior to the date hereof or Company Employee Plans, Section 3.11(c) of the Company Disclosure Letter sets forth a correct and complete list of the Contracts that are in existence as of the date of this Agreement under which the Company has any existing or future material liabilities between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (i) present officer or director of either the Company or any of its Subsidiaries or any person that has served as such an officer or director or any of such officer’s or director’s immediate family members (excluding any person that served as a director or officer of any Subsidiary prior to its acquisition by the Company, and such person’s immediate family members, provided that such Person did not continue to serve as a director or officer after the date of such acquisition), (ii) record or beneficial owner of more than 5% of the Shares as of the date hereof, or (iii) to the Knowledge of the Company, any Affiliate of any such officer, director or owner (other than the Company or any of its Subsidiaries) (each, an “Affiliate Transaction”). The Company has provided to Buyer true, correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) providing for each Affiliate Transaction.
     3.12 Litigation; Investigations. There are no investigations or proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Entity with respect to the Company or any of its Subsidiaries or any of their properties or assets. There are no (i) actions, suits, proceedings, claims, or arbitrations pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets, at Law or in equity, or (ii) judgments, orders or decrees outstanding against the Company or any of its Subsidiaries, which, in the case of clauses (i) – (ii), individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
     3.13 Environmental Matters.
          (a) Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:
          (i) the Company and its Subsidiaries have each conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws;
          (ii) neither the Company nor its Subsidiaries has received any written notice alleging any of them has not complied with applicable Environmental Laws;
          (iii) to the Company’s Knowledge, the properties currently owned or operated by the Company and its Subsidiaries (including, without limitation, soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances;
          (iv) to the Company’s Knowledge, the properties formerly owned or operated by the Company or any of its Subsidiaries were not contaminated with Hazardous Substances in an amount or concentration that would give rise to an obligation to act or disclose that condition under any Environmental Law during the period of ownership or operation by the Company or any of its Subsidiaries;
          (v) neither the Company nor any of its Subsidiaries has received a written notice that it is subject to liability in respect of any Hazardous Substance in violation of any Environmental Law;

          (vi) neither the Company nor any of its Subsidiaries have disposed of, released or transported in violation of any applicable Environmental Law any Hazardous Substance except in compliance with applicable Law;
          (vii) neither the Company nor any of its Subsidiaries has received any written notice, demand, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law; and
          (viii) neither the Company nor any of its Subsidiaries is subject to or are threatened in writing to be subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.
          (b) For purposes of this Agreement, the term “Environmental Law” means any Law relating to: (i) the protection, preservation, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.
          (c) For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; or (ii) any petroleum product or by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.
          (d) The parties agree that the only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.13. Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Sections 3.15 and 3.16 do not relate to environmental matters.
     3.14 Employee Benefit Plans.
          (a) Section 3.14(a) of the Company Disclosure Letter sets forth a true, complete and accurate list, as of the date of this Agreement, of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates (together, the “Company Employee Plans”) and each Material Employment Agreement. For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), whether or not subject to ERISA, any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), whether or not subject to ERISA, and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including the Company Stock Plans, and any vacation, change in control, fringe benefit, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of cash, equity or other incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee, independent contractor or director of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company; (iv) “Employment Agreement” means any contract, offer letter or agreement of the Company or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which the Company or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services pursuant to which the Company or any of its subsidiaries has or could have any obligation to provide compensation and/or benefits (including without limitation severance pay or benefits); and (v) “Material Employment Agreement” means any Employment Agreement pursuant to which the Company or any of its Subsidiaries has or could have any obligation to provide compensation and/or benefits (including without limitation severance pay or benefits) in an amount or having a value in excess of $100,000 in any year.
          (b) With respect to each Company Employee Plan, the Company has made available to the Buyer a true, complete and accurate copy of (i) such Company Employee Plan (or a written description of any unwritten Company Employee Plan), (ii) the most recent annual report (Form 5500, including related audited financial and actuarial reports) filed with the IRS and (iii) each trust agreement, group annuity contract and summary plan description and summary of material modifications, if any, relating to such Company Employee Plan. The Company has made available to the Buyer a true, complete and accurate copy of each Material Employment Agreement.
          (c) Each Company Employee Plan is being administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Company Employee Plan or the imposition of any Lien on the assets of the Company or any of its Subsidiaries under ERISA or the Code. Each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance in all material respects with Section 409A of the Code since January 1, 2005, the proposed regulations issued thereunder and the Internal Revenue Service Notice 2005-1.
          (d) With respect to each Company Employee Plan, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP on the Company’s financial statements. The assets of each Company

Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan and, if applicable, the Company’s financial statements.
          (e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.
          (f) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA; (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA); or (iii) ever maintained a Company Employee Plan which was ever subject to the laws of any jurisdiction outside of the United States.
          (g) Neither the Company nor any of its Subsidiaries is a party to any oral or written (i) Company Employee Plan, Employment Agreement or other agreement with any stockholders, director or executive officer of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, or cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries, or could limit the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement (either alone or in conjunction with any other event), (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) Company Employee Plan, Employment Agreement or other agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or in conjunction with any other event).
          (h) None of the Company, any Subsidiary, or any Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable Law and there has been no communication to employees by the Company or any of its Subsidiaries which could reasonably be interpreted to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.

          (i) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Company’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Employee Plans, any fiduciaries thereof with respect to their duties to the Company Employee Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Company Employee Plan, any participant in a Company Employee Plan, or any other party.
          (j) The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company and its Subsidiaries, including the Company Employee Plans and the Employment Agreements (collectively, the “Arrangements”) to certain holders of Company Common Stock and other securities of the Company (the “Covered Securityholders”). The Company represents and warrants that all such amounts payable under the Arrangements (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of Shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Company also represents and warrants that (A) the adoption, approval, amendment or modification of each Arrangement since the discussions relating to the transactions contemplated hereby between the Company and the Buyer began has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and (B) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto as a result of the taking prior to the execution of this Agreement of all necessary actions by the Company Board, the Executive Compensation Committee of the Company Board or its independent directors. A true and complete copy of any resolutions of any committee of the Company Board reflecting any approvals and actions referred to in the preceding sentence and taken prior to the date of this Agreement has been provided to the Buyer prior to the execution of this Agreement.
     3.15 Compliance with Laws. The Company and each of its Subsidiaries is and has been since December 31, 2001, in compliance with, and is not in violation of or default under, any applicable Law, except for failures to comply or violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
     3.16 Permits. The Company and each of its Subsidiaries have all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except for where the failure to have any of the Company Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company Permits are in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
     3.17 Labor Matters.
          (a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization nor is any labor organization or group of employees of the Company or any of its Subsidiaries made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority is seeking to compel it to bargain with any labor union or labor organization. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. There are no pending or, to the Company’s Knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any of its subsidiaries involving the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
          (b) Each of the Company and its subsidiaries is in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health and the Worker Adjustment and Retraining Notification Act and all similar state and local Laws.
     3.18 Insurance. Section 3.18 of the Company Disclosure Letter contains a list of all insurance policies applicable to the Company and its Subsidiaries that is currently in effect, including policy type (e.g., whether such policy is occurrence-based), policy numbers, applicable deductible levels, policy periods, available limits of coverage, and information regarding any settlement or commutation of same. The Company and its Subsidiaries maintain, or are entitled to the benefits of, insurance with reputable insurance carriers against risks of a character and in such amounts that are customary for businesses of their type. Except as would not have, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company or its Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force.
     3.19 Opinion of Financial Advisor. The Company Board has received from the Company’s financial advisor, UBS Securities LLC (“UBS”), an opinion, to the effect that, as of the date of this Agreement, the $19.50 per share consideration to be received in the Offer and the Merger, taken together, by the holders of Company Common Stock (other than the Buyer, Acquisition Sub, the stockholders that are party to the Support Agreements and their respective Affiliates) is fair, from a financial point of view, to such holders.

     3.20 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except UBS, the fees and expenses of which shall be paid in full by the Company as of the Closing Date of the Merger.
     3.21 Compliance with Laws; Payment Programs.
          (a) The Company and each of its Subsidiaries is, and has been, in compliance in all material respects with the terms and provisions of all Laws to which it and its properties and assets are subject (collectively, “Applicable Laws”), including, without limitation, all rules and regulations of the Medicare program (Title XVIII of the Social Security Act), the Medicaid program (Title XIX of the Social Security Act), the TRICARE program (10 U.S.C. §§ 1071, et seq.) and any other federal, state or local governmental health care program in which the Company or any of its Subsidiaries participates (hereinafter referred to collectively as the “Governmental Programs”), including any manual provisions, program integrity manuals, policies, procedures and administrative guidance interpreting such rules and regulations.
          (b) Neither the Company, nor any Subsidiary, nor any shareholder owning five percent (5%) or more of any class of securities, officer or director thereof, nor to the Knowledge of the Company, any current or former employee of the Company, or any persons and entities providing professional services in connection with the Company’s or any Subsidiary’s business: (i) has at any time been suspended or excluded or, to the Knowledge of the Company, threatened to be suspended or excluded from participation in any Governmental Program; (ii) has engaged in any activities which are prohibited under 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b and 1395nn, and 42 C.F.R. § 411.351 et seq., 31 U.S.C. §§ 3729 to 3733 (or other federal or state statutes, rules or regulations related to any false or fraudulent claims, health care fraud and abuse or anti-self referral) or the regulations promulgated pursuant to such statutes, or related state statutes or regulations, including but not limited to the following as applicable to any particular Government Program: knowingly and willfully making or causing to be made a false statement or representation of fact in any application for any benefit or payment; knowingly and willfully making or causing to be made any false statement or representation of fact for use in determining rights to any benefit or payment; failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item of service for which payment may be made in whole or in part by any Governmental Program, or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by any Governmental Program.
          (c) The Company and each Subsidiary has duly and timely filed with the proper authorities all reports and other information required by any Governmental Entity. The

Company and each Subsidiary has paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments. Except as set forth on Section 3.21(c) of the Company Disclosure Letter: (i) there are no material pending appeals, adjustments, challenges, audits, inquiries, litigations or notices of intent to audit with respect to prior reports or billings; (ii) during the last two years neither the Company nor any Subsidiary has been audited, or otherwise examined by any Company Payment Program resulting in an undisputed liability or payment due and payable in excess of Fifty Thousand Dollars ($50,000); and (iii) there are no reports required to be filed by the Company or any Subsidiary in order to be paid under any Company Payment Program for services rendered, except for reports not yet due. “Private Programs” shall mean any non-Governmental Program third party payor with which the Company or any Subsidiary has a Contract to provide services and to receive payment therefor and which in calendar year 2006 generated or which is expected in calendar year 2007 to generate revenue for the Company and its Subsidiaries in excess of One Hundred Thousand Dollars ($100,000). Collectively, Governmental Programs and Private Programs shall be referred to as “Company Payment Programs.”
          (d) Section 3.21(d) of the Company Disclosure Letter sets forth a true, complete and accurate list of all provider numbers, supplier numbers or other authorizations to bill pursuant to Governmental Programs that have been issued to the Company or any Subsidiary, and all provider, supplier and other participating provider agreements under all Private Programs to which the Company or any Subsidiary is a party. The Company and each Subsidiary meet the conditions for participation in, and are in good standing with respect to, each Company Payment Program. There is no pending, concluded or, to the Knowledge of Company, threatened: (i) investigation, audit, claim review, or other action pending or threatened which is likely to result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Company Payment Program provider/supplier number, participation agreement or authorization, or result in Company’s or any Subsidiary’s exclusion or debarment from any Company Payment Program; (ii) validation review, program integrity review or reimbursement audit other than those conducted in the Ordinary Course of Business; (iii) voluntary disclosure by Company or any Subsidiary to the Office of the Inspector General of the United States Department of Health and Human Services, a Medicare fiscal intermediary, a State Medicaid program or any other Governmental Entity of a potential overpayment matter other than refunds processed in the Ordinary Course of Business; or (iv) health care survey report related to licensure or certification (including, without limitation, an annual or biannual Medicare or Medicaid certification survey report) which includes any statement of material deficiencies pertaining to Company or any Subsidiary which will not be fully corrected prior to Closing.
          (e) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective, directors, officers, employees or agents, during the past three years: (i) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder; (ii) has been convicted of any criminal offense relating to the delivery of any item or service under a Governmental Program, including but not limited to convictions relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance; (iii) has been convicted under any Law of a criminal offense relating to neglect or abuse of patients in connection with the delivery of a health care item or service; or (iv) is a party to or subject to any action or proceeding concerning any of the matters described above in clauses (i) through (iii) above.
     3.22 Controlled Substances.
          (a) Neither the Company nor any Subsidiary of the Company, nor, to the Knowledge of the Company, any of their respective officers, directors, employees, or agents or persons who provide professional services to the Company or any Subsidiary, has, in connection with activities directly or indirectly related to the Company or such Subsidiary, engaged in any activities which are prohibited under the Federal Controlled Substances Act, 21 U.S.C. §§ 801, et seq. or the regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.
          (b) The Company and each of its Subsidiaries: (i) is in material compliance with all Applicable Laws and any other applicable guidance relating to the operation of pharmacies, the repackaging of drug products, the wholesale distribution of prescription drugs or controlled substances, and the dispensing of prescription drugs or controlled substances; (ii) is in compliance with all Applicable Laws and any other applicable guidance relating to the labeling, packaging, advertising, or adulteration of prescription drugs or controlled substances; and (iii) is not subject to any sanction or other adverse action by any Governmental Entity for the matters described above in clauses (i) and (ii).
     3.23 Inventories; Suppliers. The inventory of the Company and its Subsidiaries consists, and will consist at the Closing of items of a quality and quantity usable and saleable in the Ordinary Course of Business. The amount and quality of the inventory of the Company and its Subsidiaries is consistent with normal operating levels maintained by the Company and its Subsidiaries in the Ordinary Course of Business. Section 3.23 of the Company Disclosure Letter sets forth a list of all of the Material Suppliers of the Company and its Subsidiaries, taken as a whole, as well as a list of all Contracts related to such Material Suppliers, a true, complete and correct copy of each has been previously provided to the Buyer. Except as set forth in Section 3.23 of the Disclosure Schedule, since December 31, 2006, no Material Supplier has either terminated its relationship with the Company or its Subsidiaries or materially reduced the aggregate value of its annual transactions with the Company or its Subsidiaries, taken as a whole, nor has any Material Supplier given formal written notice to the Company or any of its Subsidiaries of its intention to do so. “Material Supplier” means the 10 largest suppliers of the Company and its Subsidiaries, taken as a whole, in each case, measured in terms of annual expenditures by the Company and its Subsidiaries, taken as a whole, for the year ended December 31, 2006.
     3.24 Absence of Certain Business Practices.
          (a) Neither the Company nor its Subsidiaries, nor, to the Knowledge of the Company, any officer, director, employee or agent of the Company or its Subsidiaries, nor any other person or entity acting on behalf of the Company or its Subsidiaries, acting alone or together, has (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, employee or official of any Governmental Entity or other person or entity with whom the Company or such Subsidiary has done business, directly or indirectly, or (ii) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, employee or official of any Governmental Entity or other person or entity who is or may be in a position to help or hinder the Company or any Subsidiary (or assist the Company or any Subsidiary in connection with any actual or proposed transaction) which, in the case of either clause (i) or clause (ii) above, would reasonably be expected to subject the Company or its Subsidiaries to any material damage or penalty in any civil, criminal, administrative or regulatory proceeding. Neither the Company nor its Subsidiaries, nor, to the Knowledge of the Company, any officer, director, employee or agent thereof has used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or otherwise, or has made any direct or indirect unlawful payment to officials or employees of a Governmental Entity from the entities’ funds or been reimbursed from the entities’ funds for any such payment, or is aware that any other person associated with or acting on behalf of the Company or any Subsidiary has engaged in any such activities.
          (b) The Company and each of its Subsidiaries are in compliance with all Applicable Laws relating to patient or individual health care information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104–191, as amended, and any rules or regulations promulgated thereunder, except for failures to comply that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
     3.25 Franchise Matters.
          (a) Since June 30, 2003, the Company and its Subsidiaries (i) have maintained records of all franchise activities in which full, true, and complete entries have been made of all material dealings and transactions in relation to their franchise activities, including all offering circulars, Franchise Agreements (as defined below), correspondence with franchisees, written complaints by franchisees, and government audits, (ii) have complied in all material respects with all applicable Laws regarding franchise activities and other franchise-related matters, (iii) have complied with all franchise agreements and other agreements by which the Company or its Subsidiaries directly or indirectly grant any third party franchise rights (whether not such agreement was entered into before or after June 30, 2002, each, a “Franchise Agreement”), (iv) have obtained and maintained in place franchisee agreements which contain provisions requiring the franchisee to (A) indemnify the Company or any Subsidiary, as applicable, with respect to claims relating to the franchisee’s business and (B) to obtain insurance from financially sound and respectable insurers to cover such indemnity, naming the Company as additional insured and loss payee, (v) have timely filed with the applicable Governmental Entities all Uniform Franchise Offering Circulars and other required filings, (vi) each Uniform Franchise Offering Circular delivered to any franchisee, prospective franchisee, or Governmental Entity by the Company or any Subsidiary complied in all material respects as of the date delivered with all requirements of applicable Law, and, when delivered, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (vii) the Company and its Subsidiaries have accounted for and administered in accordance with the Franchise Agreements and applicable franchise laws all advertising and marketing funds and cooperatives, if any, which the Company and its Subsidiaries administer and into which monies are paid by their franchisees. Section 3.25(a) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date hereof, of all currently effective Franchise Agreements, including the name of the franchisee and the date and expiration date of the applicable Franchise Agreement. The Company has provided the Buyer with true, complete and correct copies of all currently effective Franchise Agreements, including any amendments or modifications thereto, as of the date hereof, and there are no oral agreements, promises or understandings with respect to any currently effective Franchise Agreements.
          (b) Except as set forth in Section 3.25(b) of the Company Disclosure Letter:
          (i) the royalty rates and required advertising contributions specified in each currently effective Franchise Agreement remain in effect, are being paid when due and have not been reduced, modified, waived, or otherwise affected by any Franchise Agreement “side letter,” modification, amendment, waiver, or suspension, in whole or in part and each currently effective Franchise Agreement is in full force and effect;
          (ii) all franchise registrations remain in full force and effect and are not the subject of any existing or threatened action by a Governmental Entity or otherwise intended, in whole or in part, to result in the termination, revocation, modification, suspension, conditioning, or dissolution of any such franchise registration and/or any other circumstance which might or would impair, impede or preclude the Company’s ability routinely to renew or amend (as the case may be) any such franchise registration and/or enter into Franchise Agreements in any jurisdiction;
          (iii) there are no written, or to the Knowledge of the Company, threatened, franchisee complaints, threats to initiate litigation or arbitration, or threats to file complaints with a Governmental Entity, whether such threats have been filed either with the Company or any Subsidiary and/or any third party (including any Governmental Entity);
          (iv) there exists no extant formal or, to the Knowledge of the Company, informal, complaint, inquiry, investigation, or judicial or administrative action or proceeding, communicated or commenced (as the case may be) by any Governmental Entity, to or against the Company or any Subsidiary regarding its offer and sale of franchises; the administration of its franchise network; advancing or referring to any complaint received from any franchisee; inquiring of or contesting any element of the Company’s franchise program or franchise relationships (including antitrust issues such as predatory pricing or monopolization); and/or, otherwise related to the Company’s or any Subsidiary’s compliance with any franchise Law;
          (v) there exists no litigation or other claims asserted by any third party against any of the Company’s franchisees in which the Company or any Subsidiary is a party thereto under any theory, including negligence or “vicarious liability”;
          (vi) no supply Contract to which the Company or any Subsidiary is a party may be unilaterally terminated by the subject supplier as a result of this Agreement,

the Offer, the Merger or any of the other transactions contemplated by this Agreement, if that supply contract is material to the operation of the Company’s network of franchisees, taken as a whole;
          (vii) since December 31, 2004, neither the Company, nor any of its Subsidiaries has refused to renew any Franchise Agreement;
          (viii) to the Company’s Knowledge, no franchisee of the Company or any of its Subsidiaries is currently in default in any material respect under any Franchise Agreement;
          (ix) since December 31, 2004, neither the Company nor any of its Subsidiaries has terminated any Franchise Agreement; and
          (x) the Company may enter into this Agreement and consummate the transactions contemplated hereby without the consent of any Franchisee.
          (c) Exclusivity Arrangements. Except as set forth in Section 3.25(c) of the Company Disclosure Letter, no franchisee of the Company has a protected territory, exclusive territory, covenant not to compete, right of first refusal, option to acquire additional territories or other similar arrangement with the Company or any of its affiliates which in any case would be material to the Company and its Subsidiaries, taken as a whole (collectively, the “Territorial Rights”), pursuant to which the Company is restricted in any way in its right to own or operate, or license others to own or operate, any business or line of business. Except as set forth in Section 3.25(c) of the Company Disclosure Letter, no Franchisee’s Territorial Rights conflict with the Territorial Rights of any other Franchisee.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
AND THE ACQUISITION SUB
     The Buyer and the Acquisition Sub jointly and severally represent and warrant to the Company that the statements contained in this Article IV are true and correct.
     4.1 Organization, Standing and Power. Each of the Buyer and the Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not reasonably be expected to have a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse effect on the ability of the Buyer or Acquisition Sub to consummate the transactions contemplated by this Agreement.

     4.2 Authority; No Conflict; Required Filings and Consents.
          (a) Each of the Buyer and the Acquisition Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Acquisition Sub have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Acquisition Sub. This Agreement has been duly executed and delivered by each of the Buyer and the Acquisition Sub and constitutes the valid and binding obligation of each of the Buyer and the Acquisition Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          (b) The execution and delivery of this Agreement by each of the Buyer and the Acquisition Sub do not, and the consummation by the Buyer and the Acquisition Sub of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of the Buyer or the Acquisition Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Acquisition Sub’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Acquisition Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Acquisition Sub or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.
          (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock of Buyer are listed for trading is required by or with respect to the Buyer or the Acquisition Sub in connection with the execution and delivery of this Agreement by the Buyer or the Acquisition Sub or the consummation by the Buyer or the Acquisition Sub of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act, and (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business.
          (d) No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

     4.3 Schedule TO; Information Provided. The Schedule TO to be filed by the Buyer and the Acquisition Sub in connection with the Offer and the other transactions contemplated by this Agreement and the other Offer Documents will comply in all material respects with the requirements of the Exchange Act. The Schedule TO and the other Offer Documents, and the information supplied by or on behalf of the Buyer or the Acquisition Sub for inclusion in the Schedule 14D-9, on the respective dates that the Schedule TO and the other Offer Documents and the Schedule 14D-9 are filed with the Commission, and on the dates they are first published, sent or given to stockholders of the Company, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information to be supplied by or on behalf of the Buyer for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Buyer or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Buyer or should occur, the Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event.
     4.4 No Undisclosed Liabilities. Except as disclosed in the registration statements, forms, reports and other documents required to be filed with the SEC since January 1, 2004 (the “Buyer SEC Reports”), and except for liabilities incurred in the Ordinary Course of Business between the date of the Buyer’s most recent Form 10-K and the date of this Agreement, the Buyer and its Subsidiaries do not have any liabilities of any nature required by GAAP to be reflected on an audited consolidated balance sheet or the notes thereto of the Buyer and its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect.
     4.5 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending and of which the Buyer or the Acquisition Sub has been notified or, to the Buyer’s knowledge, threatened against the Buyer or any of its Subsidiaries, in each case that, individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect.
     4.6 Operations of Acquisition Sub. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than incident to this Agreement and the transactions contemplated hereby.
     4.7 Financing. At the expiration of the Offer and at the Effective Time, the Buyer and the Acquisition Sub will have available all the funds necessary to purchase all the Shares pursuant to the Offer and the Merger and to pay all fees and expenses payable by the Buyer or the Acquisition Sub related to the transactions contemplated by this Agreement.
     4.8 Ownership of Company Common Stock. Neither the Buyer nor any of the Buyer’s “Affiliates” or “associates” (a) is an “interested stockholder” of the Company or (b) directly or indirectly (other than on behalf of third parties) “owns,” or at any time during the three-year period prior to the date of this Agreement, has owned, whether directly or indirectly, (i) any shares of Company Common Stock, whether beneficially, of record or otherwise, or (ii) any securities, contracts or obligations convertible into or exercisable for such stock, taking the terms in quotation marks in the meanings defined in Section 203 of the DGCL.
ARTICLE V
CONDUCT OF BUSINESS
     5.1 Covenants of the Company. Except as expressly provided or permitted herein, set forth in Section 5.1 of the Company Disclosure Letter or as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed, provided that the Buyer shall be given at least 3 Business Days’ advance notice), during the period commencing on the date of this Agreement and ending at the earlier of the Effective Time or the date on which the Buyer Designees constitute a majority of the Company Board or such earlier date as this Agreement is terminated in accordance with its terms (the “Interim Period”), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (x) act and carry on its business in the Ordinary Course of Business, (y) maintain and preserve intact its business organization and business relationships, and (z) to retain the services of its key officers and employees. Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth in Section 5.1 of the Company Disclosure Letter, during the Interim Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed, provided that the Buyer shall be given at least 3 Business Days’ advance notice):
     (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent), (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options, (B) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company or any of its Subsidiaries a true, complete and correct list and description of each such arrangement is set forth in Section 5.1(a)(i) of the Company Disclosure Letter, or (C) upon the conversion of, or a required repurchase of, the Convertible Senior Notes, in each case pursuant to the indenture for such security;
     (b) except as permitted by Section 5.1(j), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than the issuance of shares of Company Common Stock (i) upon the exercise of Company Stock Options outstanding on the date of this Agreement, (ii) pursuant to the Company ESPP with respect to the Final Offering Period, or (iii) upon the conversion of the Convertible Senior Notes;
     (c) purchase, sell, lease, license, transfer, mortgage, abandon or vacate, encumber or otherwise subject to a Lien or otherwise acquire or dispose of, in whole or in part, any (i) Material Leases, or (ii) properties, rights or assets (including any leases of real property with respect to which the Company or any Subsidiary has or may have or incur liabilities or obligations) having a value in excess of $2,000,000 individually or $5,000,000 in the aggregate, other than purchases and sales of inventory in the Ordinary Course of Business;
     (d) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;
     (e) acquire any material amount of assets or capital stock of any Person or any division thereof by merging or consolidating with, or by purchasing the assets or capital stock of, or by any other manner, except purchases of inventory and raw materials in the Ordinary Course of Business;
     (f) sell, lease, license, pledge, or otherwise dispose of or encumber any material properties or material assets of the Company or of any of its Subsidiaries other than in the Ordinary Course of Business;
     (g) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business and in accordance with applicable Law) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries;

     (h) make any capital expenditures or other expenditures with respect to property, plant or equipment, in excess of $500,000 in the aggregate for the Company and its Subsidiaries, taken as a whole other than as set forth in the Company’s budget for capital expenditures previously made available to the Buyer;
     (i) implement or adopt any material changes in financial accounting methods, principles or practices or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except insofar as may have been required by a change in GAAP;
     (j) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) adopt, enter into, terminate or materially amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement (except in the Ordinary Course of Business and only if such arrangement is non-material), (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for annual increases of salaries in the Ordinary Course of Business), (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by this Agreement, (iv) grant any stock options, stock appreciation rights, stock based or stock related awards, performance units, restricted stock or other equity based compensation, or (v) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan or Employment Agreement; or
     (k) except in the Ordinary Course of Business and on terms not materially adverse to the Company and its Subsidiaries, taken as a whole, (i) enter into, renew, fail to renew, extend, materially amend, cancel or terminate any Material Lease, or any Company Material Contract or Contract which if entered into prior to the date hereof would be a Company Material Contract, or (ii) enter into, agree to enter into, or exercise any renewal or extension option or rights of first refusal or right to expand under, any new lease, sublease or license for the use or occupancy of real property having an annual rental and additional rental obligation in excess of $50,000 per annum or an initial term in excess of three (3) years;
     (l) (i) compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements not in excess of $250,000 individually or $1,000,000 in the aggregate without the imposition of material equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries or (ii) waive any claims or rights of substantial value;
     (m) enter into any “non-compete” or similar agreement that would by its terms restrict the businesses of the Surviving Corporation or its Subsidiaries or Affiliates following the Effective Time;

     (n) enter into any new line of business outside of its existing business;
     (o) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;
     (p) make, change or revoke any material Tax election, change any material method of Tax accounting, enter into any closing agreement, settle or compromise any material liability for Taxes, file any material amended Tax Return, surrender any claim for a material refund of Taxes, or execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes;
     (q) take any material action with respect to an Affiliate of the Company (other than amount wholly owned Subsidiaries of the Company) that is outside of the Ordinary Course of Business); or
     (r) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.
     5.2 Confidentiality. The parties acknowledge that the Buyer and the Company have previously executed a Mutual Nondisclosure Agreement, dated as of February 14, 2007 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 No Solicitation.
          (a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, until the earlier of the Acceptance Time and the termination of this Agreement in accordance with the terms hereof (the “Specified Time”), neither the Company nor any of its Subsidiaries shall, and the Company shall direct its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate or knowingly encourage (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, continue or otherwise engage or participate in any discussions or negotiations regarding, or furnish to any Person any non-public information or data relating to the Company or any of its Subsidiaries in connection with, or have any discussions with any Person relating to, an actual or proposed Acquisition Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, or (iv) approve, endorse or recommend, or publicly announce an intention to approve, endorse or recommend, or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”). Without limiting the foregoing, prior to the Specified Time, it is understood that any violation of the foregoing restrictions by any Subsidiary of the Company or Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.1 by the Company. Notwithstanding anything to the contrary set forth in this Agreement, prior to the Specified Time, the Company may, in response to unsolicited and bona fide Acquisition Proposal received after the date hereof that did not result from or arise from a breach (or than any such breach that is unintentional and immaterial in effect) of this Section 6.1 and that the Company Board determines (x) in good faith after consultation with outside counsel and the Company’s financial advisor that such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal, and (y) after consultation with its outside counsel that the failure to do so would be inconsistent with its fiduciary duties under applicable Law (A) furnish information with respect to the Company to the Person (and the Representatives of such Person) making such Acquisition Proposal (provided, that such Person has entered into a confidentiality agreement with the Company substantially similar to and no less favorable to the Company than the Confidentiality Agreement, and (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with such Person and its Representatives regarding any such Acquisition Proposal; provided, however, that the Company shall provide or make available to the Buyer any non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously provided or made available to the Buyer prior to or concurrently with providing such information to such other Person.
          (b) No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Specified Time: (i) the Company Board shall not, except as permitted by this Section 6.1, withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, in a manner adverse to the Buyer, the Recommendation; (ii) the Company shall not approve or recommend or enter into any Alternative Acquisition Agreement that is intended to be or would reasonably be likely to result in, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a) and except as otherwise permitted by this Section 6.1); and (iii) the Company Board shall not, except as set forth in this Section 6.1, approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any Acquisition Proposal. Notwithstanding anything to the contrary set forth in this Agreement, if, prior to the Specified Time, the Company Board determines in good faith, after consultation with outside counsel, that such action is reasonably necessary to comply with its fiduciary duties under applicable Law, the Company Board may (x) withhold, withdraw or modify, or propose publicly to withhold, withdraw or modify, in a manner adverse to the Buyer or the Acquisition Sub, the Recommendation (a “Change of Recommendation”) and/or (y) if the Company receives an unsolicited bona fide written Acquisition Proposal which the Company Board determines in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, after considering all of the adjustments to the terms of this Agreement which may be offered by the Buyer including pursuant to clause (ii) below, terminate this Agreement and enter into a definitive agreement with respect to such Superior Proposal (provided that in the event of such a termination, the Company substantially concurrently enters into such definitive agreement); provided, however, that (A) the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless, concurrently with such termination the Company pays the Termination Fee pursuant to Section 8.3(b), and otherwise complies with the provisions of Section 8.1(g), (B) the Company shall not have breached this Section 6.01, and (C):
          (1) the Company shall have provided prior written notice to the Buyer, at least five Business days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal); and
          (2) prior to effecting such Change of Recommendation or terminating this Agreement pursuant to Section 8.1(g), the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with the Buyer in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if the Buyer, in its discretion, proposes to make such adjustments. In the event of any material revisions to a Superior Proposal (including, without limitation, any revision in price), the Notice Period shall be extended, if applicable, to ensure that at least 2 Business Days remain in the Notice Period subsequent to the time the Company notifies the Buyer of any such material revision (it being understood that there may be multiple extensions); and
          (3) the Buyer does not, within the Notice Period, make an offer that the Company Board determines in good faith to be as favorable to the Company’s stockholders as such Superior Proposal.
          (c) Notices to the Buyer. The Company promptly (and in any event within 24 hours) shall advise the Buyer orally and in writing of (i) any inquiries, proposals or offers that would reasonably be expected to lead to an Acquisition Proposal, (ii) any request for information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related or lead to an Acquisition Proposal, and (iii) any inquiry or request for discussion or negotiation regarding or that would reasonably be expected to result in an Acquisition Proposal, including in each case the identity of the person making any such Acquisition Proposal or indication or inquiry or offer or request and the material terms and conditions of any such Acquisition Proposal or indication or inquiry or offer. The Company shall keep the Buyer reasonably informed on a reasonably current basis of the status (including any material changes to the terms thereof) of any such discussions or negotiations regarding any such Acquisition Proposal or indication or inquiry or offer or any material developments relating thereto (the Company agreeing that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing such information to the Buyer). The Company agrees that neither it nor any of its Subsidiaries shall terminate, waive, amend, release or modify any provision of any existing standstill or confidentiality or similar agreement to which it or one of its Affiliates or Representatives is a party and that the Company and its Subsidiaries shall enforce the provisions of any such agreement, except to the extent, after consultation with outside counsel, the Company Board determines that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.
          (d) Certain Permitted Disclosure. Nothing contained in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position with respect to any tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to stockholders) or (ii) making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, it is required to do so under applicable Law or the failure to do so would be inconsistent with its fiduciary duties under applicable Law, provided, however, that in no event shall this Section 6.1(d) affect the obligations of the Company specified in Sections 6.1(b) or (c); and provided, further that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Change of Recommendation unless the Company Board expressly publicly reaffirms its Recommendation (x) in such communication or (y) within 2 Business Days after requested to do so by the Buyer.
          (e) Cessation of Ongoing Discussions. The Company shall, and shall direct its Representatives to, cease immediately all discussions, solicitations or negotiations with any Person (other than the parties hereto) that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.
          (f) Definitions. For purposes of this Agreement:
               “Acquisition Proposal” means (i) any inquiry, proposal or offer from any Person or group of Persons other than the Buyer or one of its Subsidiaries for a merger, reorganization, share exchange, joint venture, consolidation, business combination, recapitalization, dissolution, liquidation, or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company the business of which constitutes twenty percent (20%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), (ii) any proposal for the issuance by the Company of over twenty percent (20%) of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over twenty percent (20%) of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Offer or the Merger.
               “Superior Proposal” means any bona fide written Acquisition Proposal on terms which (i) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable to the holders of Shares from a financial point of view than the Offer and the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by the Buyer in good faith to the Company in response to such proposal or otherwise) and (ii) that the Board of Directors (or Special Committee) believes is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “twenty percent (20%)” in the definitions of Acquisition Proposal shall be deemed to be references to “fifty percent (50%).”

     6.2 Company Stockholder Approval; Proxy Statement.
          (a) Company Stockholder Meeting. If the adoption of this Agreement by the stockholders of the Company is required under the DGCL in order to consummate the Merger, the Company, in cooperation with the Buyer and acting through the Company Board, shall, promptly following the Acceptance Date, take all actions in accordance with applicable Law, its certificate of incorporation and bylaws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1, the Company Board shall make the Recommendation and include the Recommendation in the Proxy Statement. Subject to Section 6.1, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The Nasdaq Stock Market or the DGCL to obtain such approvals.
          (b) Proxy Statement. If the adoption of this Agreement by the stockholders of the Company is required under the DGCL in order to consummate the Merger, the Company, in cooperation with the Buyer, shall, promptly following the Acceptance Date, prepare and file with the SEC the Proxy Statement. The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable after the resolution of any such comments. The Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company shall cooperate and provide the Buyer with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto). The Company and the Buyer shall use commercially reasonable efforts to cause all documents that the Company is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.
          (c) Voting of Shares. The Buyer shall cause all shares of Company Common Stock purchased by the Buyer or the Acquisition Sub pursuant to the Offer and all other shares of Company Common Stock owned by the Buyer or the Acquisition Sub to be voted in favor of the adoption of this Agreement. The Buyer and the Acquisition Sub shall not, and they shall cause their direct and indirect subsidiaries not to, sell, transfer, assign, encumber or otherwise dispose of the Shares beneficially owned by the Buyer or the Acquisition Sub as of the date of this Agreement or acquired pursuant to the Offer or otherwise prior to the Company Stockholders Meeting, if any is required.
     6.3 Access to Information. During the Interim Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unduly disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel and records as the Buyer shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request. The Buyer will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. Notwithstanding the foregoing and notwithstanding any other provision of this Agreement to the contrary, the Company shall not be required to permit any inspection or other access, or to disclose any information or documents, that in the reasonable good faith judgment of the Company would: (i) result in the disclosure of any trade secrets of third parties; (ii) violate any obligation of the Company with respect to confidentiality (including any documents and information described in the Company Disclosure Letter whose disclosure is prohibited by the terms of a confidentiality agreement with a third party in effect on the date of this Agreement); (iii) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine; (iv) violate any legal requirement; or (v) unduly interfere with the conduct of the Company’s business. All information obtained by the Buyer and its representatives pursuant to this Section 6.3 shall be treated as “Disclosure Material” for purposes of the Confidentiality Agreement.
     6.4 Reasonable Best Efforts.
          (a) Subject to the terms and conditions hereof, including Section 6.1, Section 6.4(b), and Section 6.4(c), each of the Company, the Buyer and the Acquisition Sub shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable including:
          (i) obtaining from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, clearances, or orders required to be obtained or made by the Company, the Buyer or any of their respective Subsidiaries (including the Acquisition Sub) in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

          (ii) making all necessary filings, and thereafter making any other required submissions, with respect to this Agreement and the Merger required under the Exchange Act, and any other applicable federal or state securities laws;
          (iii) filing within 10 Business Days following the date of this Agreement, a Notification and Report Form as required under the HSR Act with respect to the transactions contemplated by this Agreement; and
          (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
In connection with these duties, the Company, the Buyer and the Acquisition Sub shall cooperate with each other, including by providing copies of all such documents to outside counsel for the non-filing party prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company, the Buyer and the Acquisition Sub shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement.
          (b) Subject to the terms hereof, the Company, the Buyer and the Acquisition Sub agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances or approvals required under the HSR Act. Without limiting the generality of the foregoing, the Company, the Buyer and the Acquisition Sub agree as follows:
          (i) to use their reasonable best efforts to achieve substantial compliance, as promptly as practicable, with any request for additional information and documentary material (“Second Request”) issued by the Antitrust Division of the U.S. Department of Justice (“DOJ”) or the Federal Trade Commission (“FTC”), and to any other government requests for information under any federal or state law, regulation or decree designed to prohibit, restrict or regulate actions taken for the purpose or with the effect of monopolizing or restraining trade (collectively, “Antitrust Laws”);
          (ii) to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law;
          (iii) to consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to outside counsel for the other parties in advance, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law; and

          (iv) to keep counsel for the other party informed of any and all substantive communications with the DOJ, FTC or any other U.S. or state governmental entity (collectively, “Antitrust Authorities”) that pertain to the review or approval of the Merger under any Antitrust Laws, and to allow the other party to participate, to the extent permissible under applicable laws and regulations, in any meetings with the Antitrust Authorities.
          (c) In addition to the foregoing, the Buyer and the Acquisition Sub agree to propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of the Buyer or, effective as of the Effective Time, the Surviving Corporation, or their respective Subsidiaries, or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Buyer, the Surviving Corporation or their respective Subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any Antitrust Order, which would have the effect of preventing or delaying the Effective Time beyond the Outside Date. For the avoidance of doubt, the Buyer shall take any and all actions necessary in order to ensure that (i) no requirement for a waiver, consent or approval of the Antitrust Authorities or other Governmental Entity, (ii) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (iii) no other matter relating to any Antitrust Law or regulation would preclude consummation of the Merger by the Outside Date. Notwithstanding anything to the contrary in this Agreement, the Buyer and the Acquisition Sub shall not be required to (and the Company shall not) become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, to divest, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change assets or businesses of the Company, the Buyer, or any of their subsidiaries if such actions would result in, or would be reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect; provided that any requirement to sell, to divest, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change assets or businesses of the Buyer or its Subsidiaries shall be deemed to result in a Company Material Adverse Effect for purposes of this Section 6.4(c) if such action with respect to a comparable amount of assets or businesses of the Company and its Subsidiaries would be reasonably likely, in the aggregate, to have a Company Material Adverse Effect.
          (d) Each of the Company, the Buyer and the Acquisition Sub shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third-party consents.
     6.5 Public Disclosure. Except as may be required by applicable Law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued in such form as shall be mutually agreed upon by the Company and the Buyer and (b) the Buyer and the Acquisition Sub and (except in furtherance of actions permitted by Section 6.1 or as required by applicable Law) the Company shall each use its commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.
     6.6 Indemnification.
          (a) From and after the Effective Time, the Surviving Corporation shall, and the Buyer shall cause the Surviving Corporation to indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, legislative or investigative (whether internal or external), arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent not prohibited by law. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Buyer and the Surviving Corporation within ten (10) Business Days of receipt by the Buyer or the Surviving Corporation from the Indemnified Party of a request therefor, provided that any such Indemnified Party provides an undertaking to repay such advancement if it is ultimately determined that the Indemnified Party is not entitled to be indemnified.
          (b) From and after the Effective Time, the Surviving Corporation will, and the Buyer will cause the Surviving Corporation and its Subsidiaries to, fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to: (i) each indemnification agreement in effect between the Company or any of its Subsidiaries and any Indemnified Party (a true, complete and accurate list of which is set forth in Section 6.6(b) of the Company Disclosure Letter); and (ii) any indemnification provision and any exculpation provision set forth in the certificate of incorporation, bylaws or other charter or organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement. From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Buyer shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the certificate of incorporation and bylaws of the Company, and such provisions shall not be amended, repealed, or otherwise modified in any manner that could adversely affect the rights thereunder of any person benefited by such provisions. If, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to the Company, the Surviving Corporation or the Buyer, as applicable, a written notice asserting a claim for indemnification under this section, then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved.
          (c) Subject to the next sentence, the Surviving Corporation shall either (i) maintain, and the Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from and after the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company (the “Current D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of three hundred percent (300%) of the last annual premium paid prior to the Effective Time (such 300%, the “Maximum Premium”), or (ii) purchase a six (6)- year extended reporting period endorsement with respect to the Current D&O Insurance (a “Reporting Tail Endorsement”) and maintain such endorsement in full force and effect for its full term. If the Company’s existing insurance expires, is terminated or cancelled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Buyer shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance. Notwithstanding anything to the contrary in this Agreement, the Company may, with the Buyer’s prior written consent, prior to the Effective Time, purchase a Reporting Tail Endorsement, provided that the Company does not pay more than six (6) times the Maximum Premium for such Reporting Tail Endorsement, in which case, the Surviving Corporation shall, and the Buyer shall cause the Surviving Corporation to maintain such Reporting Tail Endorsement in full force and effect for its full term, the Buyer shall be relieved from its obligations under the preceding two sentences of this Section 6.6(c).
          (d) The Buyer shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.6 in connection with their enforcement of their rights provided in this Section 6.6.
          (e) The provisions of this Section 6.6 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.
     6.7 Notification of Certain Matters. During the Interim Period, the Buyer and the Acquisition Sub shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer and the Acquisition Sub, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and Acquisition Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.7 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.
     6.8 Employee Benefits and Service Credit.
          (a) For a period of twelve months following the Effective Time, the Buyer shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide the employees of the Buyer or the Surviving Corporation or their respective Subsidiaries who shall have been employees of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”), while such Continuing Employees remain so employed, health welfare, pension and retirement benefits that are no less favorable, in the aggregate, than either (i) those provided by the Company and its Subsidiaries immediately prior to the Effective Time, or (ii) those provided to similarly situated employees of the Buyer and its Subsidiaries under the Buyer Employee Plans (as defined below). Following the Effective Time, the Buyer will give each Continuing Employee full credit for prior service with the Company or its Subsidiaries to the extent such service would be recognized if it had been performed as an employee of Buyer for purposes of (w) eligibility and vesting under any Buyer Employee Plans, (x) unless covered under another arrangement with or of the Buyer or the Surviving Corporation, determination of benefit levels under any Buyer Employee Plan or policy of general application relating to vacation or severance, and (y) determination of “retiree” status under any Buyer Employee Plan, in each case for which the Continuing Employees are otherwise prospectively eligible and in which the Continuing Employees are offered participation, but except where such credit would result in a duplication of benefits. For the avoidance of doubt, no Continuing Employee shall be retroactively eligible for any Buyer Employee Plan, including any such Buyer Employee Plan that was frozen prior to the Effective Time. In addition, the Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable medical and dental plan of the Buyer and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Buyer Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses and severance benefits (but excluding equity-based compensation plans and any contract, offer letter or agreement of the Buyer or any of its Subsidiaries with or addressed to an individual), for the benefit of, or relating to, the current employees of the Buyer or its Subsidiaries and with respect to which eligibility has not been frozen.
          (b) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Buyer or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person. The provisions of this Section 6.8 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefits plans maintained for or provided to Continuing Employees prior to or following the Effective Time or (ii) confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of the Company or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.8) under or by reason of any provision of this Agreement.

     6.9 Approval of Compensation Arrangements. If the Company or any of its Subsidiaries enters into, adopts, amends, modifies or terminates any Arrangements to Covered Securityholders, all such amounts payable under such Arrangements shall (a) be paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (b) shall not be calculated based on the number of Shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. Moreover, the Company (acting through the Executive Compensation Committee of the Company Board) shall take such steps as may be required so that, prior to the Expiration Date: (i) the adoption, approval, amendment or modification of each such Arrangement shall be approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and (ii) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto as a result of the taking prior to the Expiration Date all necessary actions by the Company Board, the Executive Compensation Committee of the Company Board or its independent directors.
     6.10 Takeover Statute. If any Takeover Law shall become applicable to the Offer, the Merger or the other transactions contemplated hereby, each of the Company, the Buyer and the Acquisition Sub and their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Law.
     6.11 Stockholder Litigation. The Company shall give the Buyer the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any stockholder litigation against the Company or its directors or officers relating to the Offer, the Merger or any other transactions contemplated hereby; provided, however, that no such settlement shall be agreed to without the Buyer’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.
     6.12 Alteration of Transaction Structure. In the event that any Significant Required Governmental Approval has not been obtained within 45 days after the date hereof, or if in the parties’ reasonable good faith judgment any such approval is not reasonably likely to be obtained within 75 days after the date hereof, the Buyer shall be permitted to deliver a written notice to the Company (the “Transaction Alteration Notice”) electing to alter the structure of the acquisition of the Company by the Buyer to provide for the merger of the Acquisition Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of the Buyer (the “One Step Merger”). The One Step Merger shall be effected upon the terms set forth in Section 1.2 and Article II hereof. Following the delivery of the Transaction Alteration Notice, the Buyer and the Acquisition Sub shall terminate the Tender Offer and the parties hereto shall take all actions necessary to call and hold a meeting of the Company’s stockholders for purposes of adopting this Agreement, as so modified pursuant to this Section 6.12, as promptly as reasonable practicable, including, without limitation, the filing by the Company of the Proxy Statement relating to such meeting with the SEC. Subject to Section 6.1, which shall remain in effect notwithstanding the change in transaction structure (except that all references to the Acceptance Time shall be deemed to refer to the effective time of the Merger and all references to Acceptance Date shall be deemed to refer to the date on which the closing of the One Step Merger shall occur), the Proxy Statement will contain the Recommendation, as so modified to take into account the alteration in transaction structure. The conditions to the parties’ obligations to complete the One Step Merger shall be the same as those conditions applicable to the Buyer and the Acquisition Sub’s conditions to accept Shares for payment in the Tender Offer as set forth in Annex I (except that the Minimum Condition shall be replaced with a condition that this Agreement be adopted by the Required Company Stockholder Vote, and the references in Annex I to the Expiration Date and the Acceptance Time shall be deemed references to the Effective Time of the merger), and the conditions to the parties obligations to complete the Merger (other than Section 7.1(b), although, for the avoidance of doubt, item 6 set forth in Annex 1 shall be a condition to the completion of the One Step Merger).
ARTICLE VII
CONDITIONS TO MERGER
     7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by the Buyer and the Company) at or prior to the Effective Time of only the following conditions:
     (a) Stockholder Approval. Unless the Merger is consummated pursuant to Section 253 of the DGCL, the Company Voting Proposal shall have been adopted at the Company Meeting by the Required Company Stockholder Vote.
     (b) No Injunction. No Governmental Entity of competent jurisdiction shall have enacted, issued or entered any restraining order, preliminary or permanent injunction or similar order or legal restraint or prohibition which remains in effect that enjoins or otherwise prohibits consummation of the Merger.
     (c) Completion of the Offer. Unless the Offer has been converted to a One Step Merger pursuant to Section 6.12, the Acquisition Sub shall have accepted for purchase the Shares tendered pursuant to the Offer in accordance with the terms hereof and thereof.
ARTICLE VIII
TERMINATION AND AMENDMENT
     8.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Offer or the Merger may be abandoned at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(j), by written notice by the terminating party to the other party), whether before or after adoption of this Agreement by the stockholders of the Company:
     (a) by mutual written consent of the Buyer and the Company at any time prior to the Acceptance Time;

     (b) by either the Buyer or the Company if the Acceptance Date shall not have occurred by the six month anniversary of the date of this Agreement (subject to possible adjustment as provided below, the “Outside Date”), provided that:
     (i) if the condition to the completion of the Offer set forth in item 2 of Annex I has not been satisfied by the four month anniversary of the date of this Agreement, the Outside Date shall be such four month anniversary, provided that if the Buyer delivers written notice to the Company on or prior to such four month anniversary that in the Buyer’s good faith judgment, it is reasonably probable that the condition set forth in such item 2 will be satisfied on or prior to the six month anniversary of this Agreement, the Outside Date shall be the six month anniversary of the date of this Agreement; and
     (ii) if the condition to the completion of the Offer set forth in item 1 of Annex I shall not have been satisfied by the sixth month anniversary of the date of this Agreement, but all other conditions set forth on Annex I would be satisfied if the Acceptance Date were to occur on such date, the Buyer shall be entitled to extend the Outside Date by up to three additional one-month periods by written notice to the Company if in the Buyer’s good faith judgment, it is reasonably probable that the condition set forth in such item 1 will be satisfied during such three month period; it being understood that in no event shall the Buyer be entitled to extend the Outside Date to a date that is later than the nine-month anniversary of this Agreement;
provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure (or whose subsidiary’s failure) to fulfill any obligation under this Agreement resulted in the failure of the milestones set forth in each of clauses (i) or (ii) above to occur on or before the Outside Date, and provided further, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Offer;
     (c) by either the Buyer or the Company at any time prior to the Acceptance Date if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used such efforts as may be required by Section 6.5 to prevent, oppose or remove such injunction;
     (d) by the Company, if the Buyer or the Acquisition Sub shall have failed to commence the Offer within ten (10) Business Days after the date of this Agreement; provided that at such time, the Company has filed or is then prepared to file the Schedule 14D-9 with the SEC;
     (e) by the Buyer or the Company, if, due to the failure of one or more conditions set forth in Annex I, the Offer shall have terminated or expired in accordance with its terms without the Buyer or the Acquisition Sub having purchased any Shares pursuant to the Offer (provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to any party whose failure (or whose Subsidiary’s failure) to fulfill any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances involving any intentional misrepresentation or any breach of any representation, warranty, covenant or agreement under this Agreement by such party or any of its Subsidiaries);
     (f) by the Buyer at any time prior to the Acceptance Date, if: (i) the Company Board shall have failed to recommend the Offer in the Schedule 14D-9 or shall have undertaken a Change of Recommendation; (ii) the Company Board shall have approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal; or (iii) in the case of an Acquisition Proposal made by means of a tender offer or exchange offer for outstanding shares of Company Common Stock, the tender offer or exchange offer constituting the Acquisition Proposal shall have been commenced and the Company Board shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Company Board shall have failed to recommend against acceptance of such offer;
     (g) by the Company, at any time prior to the Acceptance Date, in order to enter into a transaction that is a Superior Proposal in accordance with Section 6.1(b), and prior to or concurrently with such termination, the Company pays the fee due under Section 8.3(b);
     (h) by the Buyer at any time prior to the Acceptance Date if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in section 3 or 4 of Annex I or Section 7.1 to be satisfied and (ii) cannot be cured by the Outside Date, provided that the Buyer shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating the Buyer’s intention to terminate this Agreement pursuant to this Section 8.1(h) and the basis for such termination; or
     (i) by the Company, if the Buyer or the Acquisition Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to a Buyer Material Adverse Effect or would result in a failure of a condition set forth in Section 7.1 or Annex I to be satisfied or the failure of the Acceptance Date or the Closing to occur and (B) cannot be cured by the Outside Date, provided that the Company shall have given the Buyer written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(i) and the basis for such termination.
     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Company, the Buyer, the Acquisition Sub or their respective officers, directors, stockholders or Affiliates; provided, that (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement and (b) the provisions of Sections 5.2 (Confidentiality) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.
     8.3 Fees and Expenses.
          (a) Except as set forth in this Section 8.3, and except for any HSR filing fees, which shall be paid by the Buyer, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.
          (b) The Company shall pay the Buyer a termination fee of $25,800,000 (the “Termination Fee”) if this Agreement is terminated (i) by the Company pursuant to Section 8.1(g); (ii) by the Buyer pursuant to Section 8.1(f), or (iii) either the Buyer or the Company pursuant to Section 8.1(b) or Section 8.1(e) or by the Buyer pursuant to Section 8.1(h) if, (A) before the date of such termination, an Acquisition Proposal shall have been publicly announced and not withdrawn and (B) within twelve (12) months after the date of termination, the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by an Acquisition Proposal; provided, however, that, for purposes of this Section 8.3(b), all references (whether in words or numerals) to “twenty percent (20)%” in the definition of “Acquisition Proposal” shall be deemed to be references to “forty percent (40)%” (a “Qualifying Transaction”). Any fee due under Section 8.3(b)(i) shall be paid to the Buyer prior to or concurrently with the termination of this Agreement by the Company by wire transfer of same-day funds. Any fee due under Section 8.3(b)(ii) shall be paid to the Buyer by wire transfer of same-day funds within two Business Days after the date of termination of this Agreement. Any fee due under Section 8.3(b)(iii) shall be paid to the Buyer by wire transfer of same-day funds within two Business Days after the earlier of the entering into of such definitive agreement or the consummation of such transaction.
          (c) In the event that a proposal regarding a Qualifying Transaction shall have been made known to the public or to the Company Board or shall have been made directly to the stockholders of the Company generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a proposal regarding a Qualifying Transaction that reasonably appears to be bona fide and thereafter this Agreement is terminated under any of the circumstances referred to in Section 8.3(b)(iii) (disregarding the requirements of (A) and (B) of such clause and except for a termination pursuant to Section 8.1(b) or a termination by the Company pursuant to Section 8.1(e)) and no Termination Fee is yet payable in respect thereof pursuant to such Section, then the Company shall pay to the Buyer all of the Expenses (as hereinafter defined) of the Buyer and the Acquisition Sub and thereafter if the Company becomes obligated to pay to the Buyer the Termination Fee pursuant to Section 8.3(b)(iii) such payment obligation shall be reduced by the amount of Expenses previously actually paid to the Buyer pursuant to this sentence. As used herein, “Expenses” shall mean all out-of-pocket fees and expenses (including all reasonable fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of the Buyer and its

Affiliates), incurred by the Buyer and the Acquisition Sub or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the Offer and the Merger; provided that such fees and expenses shall not in any case exceed $5 million in the aggregate. In circumstances in which Expenses are payable pursuant to this Section 8.3(c), such payment shall be made to the Buyer not later than two Business Days after delivery to the Company of an itemization setting forth in reasonable detail all Expenses (which itemization may be supplemented and updated from time to time by the Buyer until the 45th day after the Buyer delivers such notice of demand for payment), and all such payments shall be made by wire transfer of immediately available funds to an account to be designated by the Buyer.
          (d) In the event that the Agreement is terminated by the Company pursuant to Section 8.1(i) then the Buyer shall pay to the Company all out-of-pocket fees and expenses (including reasonable fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of the Company), incurred by the Company or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters relating to the Offer and the Merger; provided that such fees and expenses shall not in any case exceed $5 million in the aggregate. In circumstances in which the above expenses are payable, such payment shall be made to the Company not later than two Business Days after delivery to the Buyer of an itemization setting forth in reasonable detail all such expenses (which itemization may be supplemented and updated from time to time by the Company until the 45th day after the Company delivers such notice of demand for payment), and all such payments shall be made by wire transfer of immediately available funds to an account to be designated by the Company.
          (e) In the event that the Company or the Buyer shall fail to pay the Termination Fee and/or Expenses or expenses payable to the Company required pursuant to this Section 8.3 when due, such Termination Fee and/or Expenses or expenses payable to the Company, as the case may be, shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate. In addition, if the Company shall fail to pay the Termination Fee and/or Expenses or the Buyer shall fail to pay expenses payable to the Company, as the case may be, when due, the Company or the Buyer, as applicable, shall also pay to the Buyer or the Company, as applicable, all of the Buyer’s or the Company, as applicable, costs and expenses (including reasonable attorneys’ fees) in connection with efforts to collect such Termination Fee and/or Expenses or expenses payable to the Company, as the case may be. The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement and that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Buyer for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a willful material breach of this Agreement described in Section 8.2(a), but otherwise shall constitute the sole and exclusive remedy of the parties in connection with any termination of this Agreement.

     8.4 Amendment. Subject to the provisions of Section 1.1(g)(ii) relating to matters requiring approval by the Continuing Directors, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     8.5 Extension; Waiver. Subject to the provisions of Section 1.1(g)(ii) relating to matters requiring approval by the Continuing Directors, at any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE IX
MISCELLANEOUS
     9.1 Nonsurvival of Representations, Warranties, Covenants and Agreements. None of the representations and warranties of the Company contained in this Agreement, or contained in any certificate delivered pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement, shall survive the Acceptance Date. None of the covenants or agreements of the Company in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.
     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)	if to the Buyer or Acquisition Sub, to:

Walgreen Co. 1411 Wilmot Road Deerfield, IL 60015 Attn.: Robert G. Zimmerman, Vice President Telecopy: (847) 368-6561

and

Walgreen Co. – Law Department 104 Wilmot Road, MS 1425 Deerfield, IL 60015 Attn.: Dana I. Green, Senior Vice President, General Counsel and Corporate Secretary Telecopy: (847) 914-3652

with a copy to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 Attn: Andrew R. Brownstein, Esq. Telecopy: (212) 403-2333

(b)	if to the Company, to

Option Care, Inc. 485 Half Day Road Buffalo Grove, IL 60089 Attn.: Joseph P. Bonaccorsi, Senior Vice President and General Counsel Telecopy: (847) 913-9024

with a copy to:

Bryan Cave LLP 161 North Clark Street, Suite 4300 Chicago, IL 60601-3315 Attn.: Donald E. Figliulo Telecopy: 312-602-5050
     Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.
     9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Without limiting the generality of the foregoing: (a) the Buyer and the Acquisition Sub acknowledge that the Company has not made and is not making any representation or warranty whatsoever regarding the subject matter of this Agreement, express or implied, except as set forth in Section 1.1 and Article III, and that neither the Buyer nor the Acquisition Sub is relying or has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except those set forth in Section 1.1 and Article III; and (b) the Company acknowledges that the Buyer and the Acquisition Sub have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as set forth in Section 1.1 and Article IV, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as set forth in Section 1.1 and Article IV. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.
     9.4 No Third-Party Beneficiaries. Except as provided in Section 6.6 (with respect to which the Indemnified Parties shall be third-party beneficiaries), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto.
     9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, the Buyer may designate, by written notice to the Company, another Subsidiary of the Buyer to be a constituent corporation in lieu of Acquisition Sub, whereupon all references to Acquisition Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Acquisition Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.
     9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
     9.7 Counterparts and Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.
     9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.
     9.9 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

     9.11 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
     9.12 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or of any federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.12, however, shall affect the right of any party to serve legal process in any other manner permitted by law.
     9.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     9.14 Disclosure Letter. Sections of the Company Disclosure Letter shall each be arranged in Sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section of the Company Disclosure Letter shall qualify (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent on its face from a reading of such disclosure that it also qualifies or applies to such other sections, notwithstanding the omission of a reference or cross-reference thereto. The inclusion of any information in the Company Disclosure Letter shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or is outside the Ordinary Course of Business.
     9.15 Company’s Knowledge. For purposes of this Agreement, the term “Knowledge” and similar terms when used with respect to the Company mean the actual knowledge after reasonable inquiry as of the date hereof of the individuals identified in Section 9.15 of the Company Disclosure Letter.

     9.16 Obligation of the Buyer. The Buyer shall ensure that each of the Acquisition Sub and the Surviving Corporation duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of the Acquisition Sub and the Surviving Corporation under this Agreement, and the Buyer shall be jointly and severally liable with the Acquisition Sub and the Surviving Corporation for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.
[Remainder of Page Intentionally Left Blank.]

     The Buyer, Acquisition Sub and the Company have executed this Agreement as of the date set forth in the initial caption of this Agreement.

WALGREEN CO.
By:	/s/ Jeffrey A. Rein
	Name:	Jeffrey A. Rein
	Title:	CEO

BISON ACQUISITION SUB INC.
By:	/s/ Jeffrey A. Rein
	Name:	Jeffrey A. Rein
	Title:	CEO

OPTION CARE, INC.
By:	/s/ Joseph Bonaccorsi
	Name:	Joseph Bonaccorsi
	Title:	Secretary

ANNEX I
CONDITIONS OF THE OFFER
     Notwithstanding any other provision of the Offer, the Acquisition Sub shall not be obligated to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for, and (subject to any such rules or regulations) may, to the extent expressly permitted by this Agreement, delay the acceptance for payment of any tendered Shares if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which represents more than one-half of the number of Shares outstanding on a fully diluted basis (which shall mean, for purposes of this Annex I, as of any time, the number of Shares then outstanding, together with all Shares then issuable pursuant to outstanding Company Stock Options and issuance upon conversion of the Convertible Senior Notes (the “Minimum Condition”) or (ii) at any time after the date of this Agreement and before the Acceptance Time, any of the following events shall occur and be continuing:
(1)	The waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or otherwise been terminated.

(2)	Any Significant Required Governmental Approval (as defined below) shall not have been obtained. “Significant Required Governmental Approval” shall mean any approval or clearance (other than the approval or clearance set forth in Section I of the Company Disclosure Letter) required to be obtained by the Buyer, the Acquisition Sub or the Company from any Governmental Entity in order to permit the acceptance for payment of Shares tendered pursuant to the Offer or the ownership and operation of the Company by the Buyer; provided, however, that any such approval or clearance shall not be deemed to be a “Significant Required Governmental Approval” unless the acceptance for payment of Shares tendered pursuant to the Offer or the ownership and operation of the Company by the Buyer without first obtaining such approval or clearance would have or would be reasonably expected to have, individually or in the aggregate, a Buyer Material Adverse Effect or a Company Material Adverse Effect.

(3)	(i) any of the representations and warranties of the Company set forth in the first two sentences in Section 3.1(a), Section 3.2, Section 3.4(a), the first sentence of Section 3.4(d) and the first sentence of Section 3.7 shall not be true and correct in all respects (except, in the case of Sections 3.2, for such inaccuracies as are de minimis in the aggregate), in each case at and as of the date of this Agreement and at and as of immediately prior to the Acceptance Time as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); or (ii) any of the other representations and warranties of the Company set forth herein (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) shall not be true and correct in each case at and as of the date of this Agreement and at and as of immediately prior to the Acceptance Time as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true

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and correct would not have, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(4)	The Company shall not have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it immediately prior to the Acceptance Time, and such failure to perform shall not have been cured prior to such time.

(5)	A Governmental Entity of competent jurisdiction shall have enacted issued or entered any restraining order, preliminary or permanent injunction or similar order or legal restraint or prohibition which remains in effect that enjoins or otherwise prohibits consummation of the Offer or the Merger.

(6)	There shall have been enacted since the date of the Agreement, and there shall remain in effect, any Law that prohibits the acceptance for payment of Shares tendered pursuant to the Offer or that prohibits the consummation of the Merger, and the violation of such Law that would occur if Shares were accepted for payment or if the Merger were consummated would have a Buyer Material Adverse Effect or Company Material Adverse Effect.

(7)	There shall be pending before any court of competent jurisdiction any action commenced by a Governmental Entity against the Company or the Buyer or the Acquisition Sub that seeks to prohibit the acceptance for payment of Shares tendered pursuant to the Offer or to prohibit the consummation of the Merger that would have a Company Material Effect or a Buyer Material Adverse Effect.

(8)	The Agreement shall have been validly terminated in accordance with Article VIII of the Agreement.

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